As filed with the Securities and Exchange Commission on December 3, 2003
                                                     Registration No. 333-110543

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              EMPIRE RESORTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                             13-3714474
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                             c/o Monticello Raceway
                                    Route 17B
                           Monticello, New York 12701
                            (845) 794-4100, ext. 478
                            ------------------------
(Address,  Including Zip Code,  and Telephone  Number,  Including  Area Code, of
Registrant's Principal Executive Offices)

                               Scott A. Kaniewski
                             Chief Financial Officer
                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                                 (847) 418-3804
(Name, Address,  Including Zip Code, and Telephone Number,  Including Area Code,
of Agent For Service of Process)
                            ------------------------
                                   Copies to:

                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                            ------------------------

         Approximate  date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

         If the only securities  being registered on this Form are being offered pursuant to dividend or interest  reinvestment plans, please check the following
box.                                                                         / /

         If any of the  securities  being  registered  on  this  Form  are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box.     /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier
effective registration statement for the same offering.                      / /

         If this  Form is a  post-effective  amendment  filed  pursuant  to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering.                                             / /

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.                                         / /

         The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its  effective  date until the  Registrant shall file a further amendment which specifically  states that this Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

                                       2

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED DECEMBER 3, 2003

                                   PROSPECTUS

                         679,149 SHARES OF COMMON STOCK

                              EMPIRE RESORTS, INC.

         This  prospectus   relates  to  the  offer  and  sale  by  the  selling
stockholders  identified in this prospectus of up to an aggregate 679,149 shares of our common  stock.  We will not  receive  any  proceeds  from the sale of our common stock under this prospectus.

         The selling  stockholders may offer their shares of common stock at any of the following prices,  which may reflect discounts from the prevailing market prices at the time of sale:

          o    Fixed prices that may be changed

          o    Market prices prevailing at the time of sale

          o    Prices related to such prevailing market prices

          o    At negotiated prices

          o    Varying prices determined at the time of sale

         Our  common  stock is listed on the Nasdaq  Small Cap Market  under the symbol "NYNY" and on the Boston Stock  Exchange under the symbol "NYN." The last reported  sale  price for our  common  stock on  December  2, 2003 was $9.70 per share.

--------------------------------------------------------------------------------

THIS INVESTMENT  INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
PAGE 8.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

              The date of this prospectus is _______________, 2003.

                                TABLE OF CONTENTS

         You should rely only on the information contained in this prospectus or any  accompanying  supplemental  prospectus  and  the  information  specifically incorporated  by reference.  We have not  authorized  anyone to provide you with different  information  or make any additional  representations.  This is not an offer of these securities in any state or other  jurisdiction where the offer is not  permitted.  You should  not assume  that the  information  contained  in or incorporated by reference into this  prospectus or any prospectus  supplement is accurate  as of any  date  other  than  the  date on the  front  of each of such documents.

                                       ii

                               PROSPECTUS SUMMARY

         This summary represents a summary of all material terms of the offering and only highlights the more detailed  information  that appears  elsewhere,  or incorporated by reference,  in this prospectus.  This prospectus may not contain all the  information  important to you as an investor.  Accordingly,  you should carefully read this entire  prospectus  before deciding whether to invest in our common stock.

         Unless the context otherwise requires, all references to "we," "us," or
"the Company" in this prospectus refer  collectively to Empire Resorts,  Inc., a
Delaware corporation, and its subsidiaries.

                                   THE COMPANY

         We had no revenue  during the fiscal year ended  December  31, 2002 and for the nine months ended September 30, 2003 and sustained net operating  losses of  approximately  $9.5  million and $5.39  million,  respectively,  during such periods.

         We were incorporated in Delaware in 1993 and our common stock is traded on the Nasdaq  Small Cap Market  under the  symbol  "NYNY" and the Boston  Stock
Exchange under the symbol "NYN".

         Our  principal  executive  offices are located at  Monticello  Raceway,
Route 17B,  Monticello,  New York 12701. Our telephone number is (845) 794-4100, ext 478.

GENERAL

         While initially formed as a holding company for a diverse  portfolio of gaming related  investments,  over the past eighteen months we have concentrated primarily on the  development  of gaming  operations in the Catskills  region of upstate New York.  To that end, we have  liquidated  nearly all of our  holdings unrelated to this  endeavor  and  increased  our  minority  interest in Catskill
Development,  L.L.C.,  the sole  stockholder of Monticello  Raceway  Management,
Inc., the owner of Monticello  Raceway,  a harness horse racing facility located in  Monticello,  New York and the holder of a 48 year ground lease for 200 acres of land adjacent to Monticello Raceway. In addition, on July 3, 2003, we entered into a Securities  Contribution  Agreement  with Catskill  Development,  L.L.C.,
Americas  Tower  Partners  and the  members of  Monticello  Raceway  Development
Company, LLC, pursuant to which we agreed, subject to the satisfaction or waiver of various  conditions,  to acquire all of the outstanding  equity  interests of
Monticello  Raceway  Management,   Inc.,  Monticello  Casino  Management,   LLC,
Monticello Raceway Development Company,  LLC and Mohawk Management,  LLC, and to
acquire all of the rights to operate  Monticello  Raceway in exchange for 80.25%
of our common stock,  calculated  on a  post-transaction,  fully diluted  basis.
Following this  transaction,  we intend to (i)  consolidate  our operations with
Monticello  Raceway  Management,   Inc.,  Monticello  Casino  Management,   LLC,
Monticello Raceway  Development  Company,  LLC and Mohawk Management,  LLC, (ii)
operate  Monticello  Raceway,  (iii) develop a video lottery terminal program at
Monticello  Raceway and (iv), in conjunction with the Cayuga Nation of New York, develop a  resort-style  tribal  gaming  facility on land adjacent to Monticello
Raceway.

COMMON OWNERSHIP

         Each  of  us,  Catskill   Development,   L.L.C.,   Monticello   Raceway
Management,   Inc.,  Monticello  Casino  Management,   LLC,  Monticello  Raceway
Development  Company,  LLC and  Mohawk  Management,  LLC are under some level of common control.

         CATSKILL DEVELOPMENT, L.L.C.

         Catskill  Development,  L.L.C. has three classes of economic  ownership interests,  with  each  class  corresponding  to  one of  Catskill  Development,
L.L.C.'s three businesses.  Class A economic ownership  interests  represent the right to  receive  distributions  and  allocations  from  Catskill  Development,
L.L.C.'s casino and wagering  operations;  Class B economic ownership  interests represent  the right to receive  distributions  and  allocations  from  Catskill
Development,  L.L.C.'s horseracing and other pari-mutuel activities; and Class C economic ownership  interests  represent the right to receive  distributions and allocations  from  Catskill  Development,  L.L.C.'s  real estate  ownership  and
development  operations.   Through  Alpha  Monticello,   Inc.,  a  wholly  owned
subsidiary, we indirectly hold approximately 48%, 37% and 25%, respectively,  of
Catskill  Development,  L.L.C.'s Class A, Class B and Class C economic ownership interests.

         Watertone Holdings,  L.P., which is controlled by Robert A. Berman, our chief  executive  officer,  a member of our board of  directors  and our  former chairman,  and Scott A.  Kaniewski,  our chief  financial  officer  and a former member  of our  board  of  directors,  holds  approximately  15%,  13% and  25%, respectively,  of Catskill  Development,  L.L.C.'s  Class A, Class B and Class C
economic ownership interests.

         Americas Tower Partners,  which is controlled by Joseph E. Bernstein, a member of our board of directors,  Ralph J. Bernstein,  a member of our board of directors,  and Morad Tahbaz,  Catskill  Development,  L.L.C.'s  president,  our president and a member of our board of directors,  holds  approximately 33%, 25%
and 25%,  respectively,  of Catskill Development,  L.L.C.'s Class A, Class B and
Class C economic ownership interests.

         MONTICELLO RACEWAY MANAGEMENT, INC.

         Catskill  Development,  L.L.C.  owns all of the issued and  outstanding capital  stock of  Monticello  Raceway  Management,  Inc.  Thomas  W.  Aro,  our
executive  vice  president,  secretary  and a  former  member  of our  board  of directors,  and Morad Tahbaz are each members of Monticello Raceway  Management,
Inc.'s board of directors.

         MONTICELLO CASINO MANAGEMENT, LLC

         Catskill  Development,  L.L.C. owns 60% of the membership  interests of
Monticello  Casino  Management,  LLC and we, through a wholly owned  subsidiary, indirectly own 40% of the membership  interests of Monticello Casino Management,
LLC. Robert A. Berman,  Ralph J.  Bernstein,  Thomas W. Aro and Morad Tahbaz are
each members of the board of managers of Monticello Casino Management, LLC.

         MOHAWK MANAGEMENT, LLC

         Catskill  Development,  L.L.C. owns 60% of the membership  interests of
Mohawk Management, LLC and we, through a wholly owned subsidiary, indirectly own
40% of the membership  interests of Mohawk  Management,  LLC.  Robert A. Berman,
Ralph J. Bernstein, Thomas W. Aro and Morad Tahbaz are each members of the board of managers of Mohawk Management, LLC.

         MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

         The membership interests of Monticello Raceway Development Company, LLC are owned 50% by Americas  Tower  Partners,  41% by Robert A.  Berman,  7.65% by
Scott A. Kaniewski,  .05% by two affiliates of Mr.  Kaniewski and 1.3% by Philip
B. Berman,  our vice  president of project  coordination.  Joseph E.  Bernstein,
Ralph J. Bernstein,  Philip B. Berman and Scott A. Kaniewski are each members of the board of managers of Monticello Raceway Development Company, LLC.

         A diagram  summarizing the current ownership  structure of us, Catskill
Development,  L.L.C.,  Monticello Raceway  Management,  Inc.,  Monticello Casino
Management,   LLC,  Monticello  Raceway  Development  Company,  LLC  and  Mohawk
Management, LLC is provided on the following page.

                               [GRAPHIC OMITTED]

------------

(1)  Includes a .025%  membership  interest  held by  Kaniewski  Family  Limited
Partnership, with respect to which Mr. Kaniewski is the general partner and a 1%
limited partner (with sole voting and disposition rights) and a .025% membership interest  held by KFP  Trust,  with  respect  to  which  Stacey  Kaniewski,  Mr.
Kaniewski's  wife,  is  the  sole  trustee,  and  with  respect  to  which,  Mr.

Kaniewski's  children  are  its  sole  beneficiaries.  Mr.  Kaniewski  disclaims beneficial ownership of all interests held by KFP Trust.

(2) The  diagram  shows only those  partners  of  Americas  Tower  Partners  and
Watertone  Holdings,  LP that serve as  executive  officers or  directors of us,
Catskill Development,  L.L.C.,  Monticello Raceway Management,  Inc., Monticello
Casino Management, LLC, Mohawk Management, LLC or Monticello Raceway Development
Company, LLC.

(3) Joseph E. Bernstein  beneficially owns a 1% economic interest and 50% voting power in Americas Tower  Partners,  and the JB Trust,  in which Mr.  Bernstein's mother,  Helen  Bernstein,  is sole  trustee and Mr.  Bernstein's  children  are ultimate  beneficiaries,  beneficially  owns a 49%  economic  interest,  with no voting  rights.  Joseph E. Bernstein and the JB Trust  beneficially  own, 2% and
98%,  respectively,  of (a) 35% of the interests of Americas  Tower  Partners in
Catskill Development,  L.L.C., which comprises an economic ownership interest of
33%, 25% and 25%,  respectively,  of Catskill  Development,  L.L.C.'s casino and wagering  operations,  horseracing and other  pari-mutuel  activities,  and real estate  ownership  and  development  operations  and (b) 35% of  Americas  Tower
Partners' 75% membership  interest in Monticello  Raceway  Development  Company,
LLC. By virtue of a 50% voting  control  position in  Americas  Tower  Partners,
Joseph E. Bernstein is deemed to be the beneficial  owner of 35% of the interest of Americas  Tower  Partners  in Catskill  Development,  L.L.C.  and  Monticello
Raceway Development  Company,  LLC. Mr. Bernstein disclaims beneficial ownership of the assets of the JB Trust.

(4) Certain  members of Catskill  Development,  L.L.C.,  owning in the aggregate less than 2.5% of the membership interests of Catskill Development,  L.L.C., are not shown in this diagram.

(5) Of  Catskill  Development,  L.L.C.'s  seven  members,  the vast  majority of
Catskill  Development,  L.L.C.'s economic ownership  interests are held by Alpha
Monticello, Inc., Watertone Holdings, LP, Americas Tower Partners and Monticello
Realty  L.L.C.  In addition,  under  Catskill  Development,  L.L.C.'s  operating agreement,  Alpha  Monticello,  Inc.,  Watertone  Holdings,  LP,  Americas Tower
Partners  and  Monticello  Realty  L.L.C.  are  the  only  members  of  Catskill
Development, L.L.C. with voting rights, with each of these four members entitled to one vote on all matters submitted to members for a vote.

THE RACETRACK AND VIDEO LOTTERY INITIATIVE

         Following   our  proposed   consolidation   with   Monticello   Raceway
Management,   Inc.,  Monticello  Casino  Management,   LLC,  Monticello  Raceway
Development  Company,  LLC and Mohawk  Management,  LLC,  we will own all of the rights to operate Monticello Raceway, a harness horse racing facility located in
Monticello,  New York.  Recently,  Monticello  Raceway  was granted the right to install  and operate up to 1,800 video  lottery  terminals  on behalf of the New
York State Lottery.  Video lottery terminals,  or VLTs, are video gaming devices that appear very similar to traditional slot machines. During the past decade, a number of racetracks  have  implemented  VLT programs,  with the general  result being a  significant  increase in  racetrack  revenue.  To  construct a facility
suitable  to  house  the  VLTs  at  Monticello  Raceway,   however,   will  cost
approximately  $20  million.  Whether  we will be able to  raise  this  money on reasonable  terms,  or at all, is uncertain at this time.  Moreover,  Monticello
Raceway's   right  to  install  these  VLTs  remains  subject  to,  among  other uncertainties,  reaching an accord with the horsemen at Monticello  Raceway over how the VLT revenues are to be allocated and receiving a final approval from the
New York State  Lottery of the VLT  facility's  design,  staffing  and  proposed operation.  We cannot assure investors that we will quickly, if ever, be able to reach an accord with the  horsemen at  Monticello  Raceway or receive all of the required  approvals  from the New York State  Lottery in order to  commence  VLT operations.

ANCILLARY GAMING AGREEMENTS

         On April 3,  2003,  we,  the  Cayuga  Nation  of New York,  the  Cayuga
Catskill Gaming Authority,  Catskill  Development,  L.L.C.,  Monticello  Raceway
Development Company,  LLC and Monticello Casino Management,  LLC, the latter two of which are jointly owned by us, Catskill  Development,  L.L.C.  and certain of our  affiliates,  entered into a series of agreements that provide for the joint development  of a  resort-style  tribal  gaming  facility  on land  adjacent  to
Monticello  Raceway.  The  principal  agreements  include:  (i) a Land  Purchase
Agreement, (ii) a Gaming Facility Management Agreement,  (iii) a Gaming Facility
Development and Construction Agreement and (iv) a Special Letter Agreement.

          o    Under the Land Purchase Agreement,  Catskill Development,  L.L.C.
               has agreed to convey fee simple title to  approximately  29 acres of land adjacent to Monticello  Raceway to the United States,  in trust,  for the  benefit  of the  Cayuga  Nation of New York,  in exchange for $10,000,000 to be paid by the Cayuga Catskill Gaming
               Authority.

          o    Under  the  Gaming  Facility  Management  Agreement,  the  Cayuga
               Catskill Gaming Authority has agreed to retain  Monticello Casino
               Management,  LLC to manage the development of the proposed tribal gaming  facility  for a  monthly  management  fee  of  35% of the facility's  net revenues,  as  determined in accordance  with the rules prescribed by the National Indian Gaming Commission.

          o    Under the Gaming Facility Development and Construction Agreement,
               the  Cayuga  Catskill  Gaming  Authority  has  agreed to  appoint
               Monticello Raceway Development Company, LLC as its agent with the exclusive  right to design,  engineer,  develop,  construct,  and furnish the proposed  tribal gaming facility until the expiration or termination of the Gaming Facility Management  Agreement.  For
               these services, Monticello Raceway Development Company, LLC is to be paid a fee equal to 5% of the total project costs, which costs may not exceed $505,000,000.

          o    Under the Special Letter  Agreement,  we,  Catskill  Development,
               L.L.C.,  and the  Cayuga  Nation of New York have  agreed to work exclusively with each other to develop the proposed tribal gaming facility  and to issue to the Cayuga  Nation of New York  300,000 shares of our common  stock,  vesting over a twelve month period, as  consideration  for this  exclusive  arrangement.  This letter agreement also provides for Catskill Development,  L.L.C. to fund the Cayuga Nation of New York's development costs with respect to the proposed  tribal gaming facility and for the Cayuga Nation of
               New York to participate with Catskill Development,  L.L.C. and/or us and our affiliates in the ownership of a to-be-developed hotel that  will  be  designated  as the  gaming  facility's  preferred provider.  The letter agreement further provides for a reciprocal ten-year option to acquire up to a 33.33%  ownership  interest in other  lodging,  entertainment,  sports and/or retail  facilities which may be developed or operated within a 15 mile radius of the gaming facility.

         In order for both of Monticello Casino  Management,  LLC and Monticello
Raceway Development,  LLC to carry out their obligations under these agreements, we will likely  need to raise  significant  financing  from  outside  investors.
However, such financing is not likely to be available on reasonable terms, or at all,  until the Gaming  Facility  Management  Agreement has been approved by the
National  Indian  Gaming  Commission  and the Land  Purchase  Agreement has been approved  by the  Bureau of Indian  Affairs.  Specifically,  the  Indian  Gaming
Regulatory Act requires that all agreements relating to the management of tribal casinos first be approved by the National Indian Gaming  Commission  before they can become  effective.  In addition,  the Indian Gaming  Regulatory  Act further requires  that the Bureau of Indian  Affairs  pre-approve  all  arrangements  to transfer land to the United States in trust for a Native  American  tribe, as is being  proposed  in the  Land  Purchase  Agreement.  Obtaining  such  approvals, however,  can take years and no assurance can be given that these approvals will be obtained at all. While we expect these  agreements  will receive an expedited review from the National Indian Gaming  Commission and Bureau of Indian Affairs,
as the Bureau of Indian  Affairs has previously  approved a similar  arrangement with respect to the same site, prompt approval cannot be assured.  Moreover, the ability to proceed after receipt of these  regulatory  approvals will be subject to  current  market  conditions  and the  fact  that  neither  we nor any of our partners have had  significant  casino gaming  experience.  As a result,  we can provide no  assurance  that we will ever be able to secure these needed funds on reasonable terms or at all.

         Our ability to participate in New York's VLT program or to help develop and manage a Native American casino in conjunction with the Cayuga Nation of New
York could also be hampered by the outcome of two pending  lawsuits that seek to enjoin the State of New York from  proceeding with the VLT program or permitting the  construction  of any new Native  American  casinos  within the State of New
York's  borders.  While the trial court recently  dismissed both of these cases, the plaintiffs  have  announced that they intend to appeal.  Should an appellate court  overrule the trial court and  reinstate  these  lawsuits,  and should the plaintiffs  ultimately  prevail  on all or part of their  claims,  our  business strategy could be seriously  adversely  affected.  Moreover,  a reinstatement of these  lawsuits,  even prior to a definitive  ruling on the merits of the cases,

would hamper fundraising  efforts and adversely affect the implementation of our business plan, as investors  might be reluctant to invest given the  uncertainty that such a holding would create.

                                  THE OFFERING

         This prospectus relates to the offer and sale, from time to time, of up to 679,149 shares of our common stock by the selling  stockholders listed below.
The shares of common stock being  offered  under this  prospectus  were acquired from us by the selling  stockholders  pursuant to private placements in which we agreed to  register  the resale of such  common  stock with the  Securities  and
Exchange Commission.

         Our registration of the resale of our common stock does not necessarily mean that all or any portion of such common  stock will be offered for resale by the selling  stockholders.  While we will not receive any proceeds from the sale of our common stock under this  prospectus,  we have agreed to bear the expenses of registering the shares under all federal and state securities laws.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK.  THE
RISK  FACTORS  LISTED  BELOW ARE THOSE THAT WE  CONSIDER  TO BE  MATERIAL  TO AN
INVESTMENT IN OUR COMMON STOCK AND THOSE WHICH, IF REALIZED, COULD HAVE MATERIAL
ADVERSE EFFECTS ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AS
SPECIFICALLY  DISCUSSED BELOW. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON
STOCK COULD DECLINE,  AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.  BEFORE
YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS,  INCLUDING
THOSE  DESCRIBED  BELOW.  YOU SHOULD  CAREFULLY  CONSIDER  THESE  RISK  FACTORS,
TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE OUR COMMON STOCK. THIS
SECTION  INCLUDES OR REFERS TO CERTAIN  FORWARD-LOOKING  STATEMENTS.  YOU SHOULD
REFER  TO  THE  EXPLANATION  OF  THE  QUALIFICATIONS  AND  LIMITATIONS  ON  SUCH
FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 16.

WE CURRENTLY FACE A LIQUIDITY SHORTFALL.

         We had no  revenue  in  2002,  and  at  October  1,  2003  our  current liabilities  exceed  current  assets by  $1,018,743.  In addition,  to begin the development  of a Native  American  casino,  we will  need to raise  substantial capital from outside  investors.  We expect to raise these needed funds  through either debt or equity financing. Our ability to secure debt financing,  however, is  questionable,  as we will likely have over $5 million in  subordinated  debt following the  consolidation's  closing due to a closing  condition that certain shares of our common  stock be  redeemed,  and our assets  will  consist  almost entirely of Monticello Raceway, a small harness horse racing facility located in
Monticello,  New York, and various contractual rights related to the development of a Native American  casino,  which  contracts may not be directly  financeable until some of them have been approved by the National  Indian Gaming  Commission and/or the Bureau of Indian Affairs. Nevertheless, should we be able obtain debt financing, such debt will likely contain restrictions that limit or prohibit our future actions,  and allow the lender to accelerate the loan upon a default. Our ability to secure  equity  financing  is also highly  uncertain,  given  current market  conditions  and the fact that neither we nor our  subsidiaries  have any significant casino gaming experience.  In addition,  any future equity financing will dilute the equity  position of our  stockholders  and no  assurance  can be given that equity financing can be obtained on reasonable terms or at all.

WE HAVE RECEIVED AN OPINION FROM OUR AUDITORS THAT EXPRESSES DOUBT ABOUT OUR
ABILITY TO CONTINUE AS A GOING CONCERN.

         The opinion of Friedman  Alpren & Green LLP, our  independent  auditors with  respect to our  financial  statements  as of  December  31, 2001 and 2002, contains an explanatory  paragraph that  expresses  substantial  doubt as to our ability to continue as a going concern.  This opinion indicates that substantial doubt  exists  regarding  our  ability  to  continue  to remain in  business  as currently structured. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.

         Currently,  we are not actively involved in any operating  business and serve as a holding  company  that is entirely  dependent  on the  operations  of companies  in which we hold  non-controlling  interests,  and their  ability and willingness  to make  dividends or  distributions  to us, in order to provide us with internal cash flow.

         Under our existing  structure  we are entirely  reliant on dividends or distributions  from Catskill  Development,  L.L.C. in order to generate internal cash flow.  However,  Catskill  Development,  L.L.C. must first satisfy numerous senior  obligations  before it can make any significant  distributions to us, as discussed  below.  Unless we are able to  successfully  complete  our efforts to restructure  and  recapitalize,  our ability to satisfy  our  ongoing  operating expenses  will be very  difficult,  since it is  unlikely  that we will  receive distributions from our subsidiaries in the near future. As a result, we could be forced to liquidate substantially all of our assets and terminate our operations as a going concern or seek bankruptcy court  protection.  If we continue to have no active business activities,  it is possible that we could be considered to be engaged solely in the business of investing or trading in  securities,  which is subject to regulation  under the Investment  Company Act of 1940. In such event, we would be required to register as an investment  company and could be expected to incur significant  registration and compliance costs. It is not our intention to operate as such a holding company.

CERTAIN  CREDITORS AND MEMBERS OF CATSKILL  DEVELOPMENT,  L.L.C. NEED TO BE PAID
OFF BEFORE WE CAN RECEIVE ANY SUBSTANTIAL RETURN ON OUR PRINCIPAL ASSET.

         Members of  Catskill  Development,  L.L.C.  have  contributed  funds to finance the purchase of Monticello  Raceway and its ongoing efforts to develop a resort-style  Native American casino.  These contributions and a mortgage on the property (together with cumulative interest thereon compounded at 10% per annum)
must be repaid  before  any net  earnings  from  Catskill  Development  L.L.C.'s operations will be available for  distribution to us. As of October 1, 2003, the aggregate  amount  needed to  satisfy  payment  of both said  contributions  and mortgage (with interest) was approximately  $49,500,000.  As a result, unless we complete our planned  consolidation with Catskill  Development,  L.L.C., we will only receive a return of the funds we contributed  (and the cumulative  interest thereon),  until  distributions  from operating  income and/or proceeds from the sale of the assets exceed the amount necessary to meet these obligations.

POSSIBLE RESCISSION RIGHTS.

         There is a possibility that we may have offered and sold certain shares of common  stock in  violation of Section 5 of the  Securities  Act of 1933,  as amended.  As a result, the purchasers of such shares may be entitled to a number of remedies, including a one year rescission right with respect to any shares of common  stock  which  have  been  improperly  sold to  them.  Specifically,  the transactions  in question  relate to the sale of 579,149  shares of common stock from April 15, 2003 through September 2003, that had an aggregate purchase price of $4,632,649.  Such purchasers could be entitled to have the aggregate purchase price of such shares refunded by us, plus interest. We cannot assure you that we have,  or  will  be  able  to  obtain,  capital  sufficient  to  fund  any  such repurchases, if required.

         Currently,  Empire  Resorts has reported  this risk of  rescission as a contingent  liability in the notes to its financial  statement.  however,  if it becomes likely that a rescission offer will have to be made, empire resorts will have to adjust its financial  statements  to  reclassify  up to $4,632,649  from stockholders' equity to a liability.

THE  SUCCESS  OF  OUR  EFFORTS  TO  CONSOLIDATE  OUR  OPERATIONS  WITH  CATSKILL
DEVELOPMENT,  L.L.C.  IS  SUBJECT  TO THE  SATISFACTION  OR  WAIVER  OF  CERTAIN
CONDITIONS.

         Our current  business  plan calls for us to  consolidate  our interests with Catskill Development,  L.L.C. under the Securities  Contribution  Agreement entered into on July 3, 2003. This transaction,  however, is subject to a number of conditions to closing, including,  without limitation,  receiving stockholder approval,  obtaining a tax opinion that the consolidation  will qualify as a tax free transaction  under the Internal Revenue Code,  obtaining a fairness opinion
from  an   independent   advisory   firm   attesting  to  the  fairness  of  the
consolidation's  terms from a financial point of view and the effectiveness of a
registration   statement   registering   the  stock  being  issued  to  Catskill
Development,  L.L.C.,  Americas  Tower  Partners  and  BKB,  LLC as  part of the consolidation.  If these conditions to closing are not achieved prior to January
31,  2004,  any of the  parties  is  free  to  elect  not to  proceed  with  the consolidation.  We believe that the  consolidation is necessary in order for the partners in Catskill  Development,  L.L.C.  to better  achieve  their  strategic objectives  and to provide the Company  with  longer  term  financial  stability
through  the  acquisition  of  an  operating  business.  If  consummated,   this
transaction  will eliminate the mortgage on Monticello  Raceway and the need for capital  account  requirements  to be met before we have access to the  revenues from raceway  operations.  Failure to complete the  transaction  would therefore seriously impair our ability to obtain new financing on reasonable terms and our long-term viability.

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR RESULTS.

         The business operations of Catskill Development, L.L.C. are affected by economic conditions.  Since our principal investment is our interest in Catskill
Development,  L.L.C., a deepening  recession or downturn in the general economy, or in the Catskill Development, L.L.C.'s region, could result in fewer customers visiting  Monticello Raceway or wagering on its races at an off-track  location, which would consequently adversely affect our results as well.

                                       10

THE  CONTINUING  DECLINE  IN THE  POPULARITY  OF  HORSE  RACING  AND  INCREASING
COMPETITION  IN  SIMULCASTING  COULD  ADVERSELY  IMPACT  CATSKILL   DEVELOPMENT,
L.L.C.'S BUSINESS.

         There has been a general decline in the number of people  attending and wagering at live horse  races at North  American  racetracks  due to a number of
factors,   including   increased   competition   from  other  forms  of  gaming,
unwillingness  of customers to travel a significant  distance to racetracks  and the increasing  availability of off-track wagering.  The declining attendance at live horse  racing  events  has  prompted  racetracks  to rely  increasingly  on
revenues  from  inter-track,   off-track  and  account  wagering  markets.   The
industry-wide  focus on inter-track,  off-track and account wagering markets has increased  competition  among  racetracks  for outlets to  simulcast  their live races.  A  continued  decrease  in  attendance  at live  events and in  on-track wagering,  as well as increased  competition in the  inter-track,  off-track and account  wagering  markets,  could lead to a decrease  in the amount  wagered at
Monticello Raceway. Catskill Development, L.L.C.'s business plan anticipates the possibility  of  Monticello  Raceway  attracting  new customers to its racetrack wagering  operations  through  potential  casino  development  or video  lottery operations  in order to  offset  the  general  decline  in  raceway  attendance.
However,  even if the numerous  arrangements,  approvals and legislative changes necessary for casino development or video lottery  operations occur,  Monticello
Raceway may not be able to maintain  profitable  operations.  Public  tastes are unpredictable and subject to change.  Any decline in interest in horse racing or any change in public tastes may adversely affect Monticello  Raceway's  revenues and,  therefore,  limit  its  ability  to make a  positive  contribution  to our results.

GAMING  ACTIVITIES  ARE  DEPENDENT ON  GOVERNMENTAL  REGULATION  AND  APPROVALS.
CHANGES IN SUCH  REGULATION OR THE FAILURE TO OBTAIN OR MAINTAIN SUCH  APPROVALS
COULD ADVERSELY AFFECT US.

         The current or future gaming operations of Catskill Development, L.L.C.
are contingent upon continued governmental approval of these operations as forms of legalized  gaming.  Its current or future  gaming  operations  are subject to extensive  governmental  regulation  and  could  be  subjected  at any  time  to additional or more restrictive regulation,  or banned entirely. It may be unable to obtain, maintain or renew all governmental licenses,  registrations,  permits and  approvals  necessary for the  operation of their  pari-mutuel  wagering and other gaming  facilities.  Licenses to conduct  live horse racing and  simulcast wagering by Catskill Development, L.L.C. must be obtained annually from New York
State's regulatory authority. A significant change to current racing law, or the loss,  or  non-renewal,  of licenses,  registrations,  permits or approvals  may materially impact on our revenue share allocations, limit the number of races it can conduct or the form or types of  pari-mutuel  wagering it offers,  and could
have  a  material  adverse  effect  on  its  business.  In  addition,   Catskill
Development,  L.L.C.  currently  devotes  significant  financial and  management resources to complying  with the various  governmental  regulations to which its operations are subject.  Any  significant  increase in  governmental  regulation would increase the amount of its resources  devoted to governmental  compliance, could  substantially  restrict its business,  and could consequently  materially adversely affect our results.

THE GAMING  INDUSTRY IN THE  NORTHEASTERN  UNITED STATES IS HIGHLY  COMPETITIVE,
WITH MANY OF OUR COMPETITORS BETTER KNOWN AND MORE WELL FINANCED THAN US.

         The  gaming  industry  in the  Northeastern  United  Stated  is  highly competitive  and  increasingly  run by  multinational  corporations  that  enjoy widespread  name  recognition,  established  brand  loyalty,  decades  of casino

                                       11

operation  experience  and  a  diverse  portfolio  of  gaming  assets.  This  is particularly true in Atlantic City. In contrast,  Catskill  Development,  L.L.C.
has limited  financial  resources and is currently limited to the operation of a harness horse  racetrack in  Monticello,  New York.  Moreover,  even if Catskill
Development,  L.L.C.  is  successful in  installing  video lottery  terminals at
Monticello Raceway and/or developing a Native American casino on its property it
would  still  face  competitive   disadvantages  if  Park  Place   Entertainment
Corporation,  the world's  largest  gaming  conglomerate,  and/or  Trading  Cove
Associates,  the  developers  of the  hugely  successful  Mohegan  Sun casino in
Connecticut,  are successful on building a Native American casino on neighboring properties.

WE, AND  CERTAIN OF OUR  AFFILIATES,  ARE  REQUIRED  TO BE  APPROVED  BY VARIOUS
GOVERNMENTAL  AGENCIES IN ORDER TO OWN AN INTEREST,  OR  PARTICIPATE  IN, GAMING
ACTIVITIES.

         As part of  gaming  regulation,  we and our  affiliates  are  generally required to be  licensed  or  otherwise  approved  in each  jurisdiction,  which generally  involves a  determination  of suitability  with respect to us and our affiliates, and our and their officers, directors and significant investors. For example,  the New York Racing & Wagering Board upon a  determination  that it is inconsistent with the public interest, convenience or necessity or with the best interests or racing  generally that any person  continue to be a shareholder (of record or  beneficially)  in any  entity  that is  licensed  to engage in racing activities  or that owns 25% or more of such  licensed  entity,  may direct such shareholder to dispose of its interest in such entity.

SEVERAL OF OUR FORMER  OFFICERS AND DIRECTORS WERE INDICTED AND OUR  SUITABILITY
TO PARTICIPATE IN GAMING ACTIVITIES IS SUBJECT TO ONGOING REVIEW OF OUR MANAGERS
AND OWNERS BY GAMING REGULATORS.

         During  2002,  six former  officers or  directors  of the Company  were charged in indictments  alleging  certain criminal  activities.  These included:
Monty Hundley, who resigned in March 1995, Howard Zukerman who resigned in April
1997,  Sanford Freedman who resigned in March 1998, Stanley Tollman who resigned as Chairman,  President  and Chief  Operating  Officer in February  2002,  James
Cutler who resigned in February 2002 and Brett Tollman (son of Stanley  Tollman)
who resigned in June 2002.  None of the acts these  individuals are charged with relate to their  roles or  activities  with us and we are not  charged  with any
wrongdoing.   However,   ownership  of  Bryanston  Group,  Inc.,  our  principal
shareholder  can be associated with Monty Hundley and/or Stanley Tollman through their relationships with its beneficial owners and was managed by Brett Tollman.
In December, we entered into to an agreement with Bryanston Group, Inc. and with certain of these officers and other related  parties in an effort to remove them from a position to control the Company or to  participate  in the results of any gaming activities.  Such  arrangements,  and the status of our current officers, directors and other  investors,  are subject to ongoing review and evaluation by various  governmental  agencies that regulate and license gaming activities.  In the event  that any of our  officers,  directors  or  investors  was found to be unsuitable,  current or future  licenses or other  approvals could be revoked or denied or conditioned  upon the divestiture or termination of such individual or investor's interests.

                                       12

OUR BUSINESS PLAN CONTEMPLATES ENTERING INTO AN AGREEMENT WITH A NATIVE AMERICAN
TRIBE FOR THE PURPOSE OF JOINTLY  DEVELOPING A CASINO IN  MONTICELLO,  NEW YORK.
THE ENFORCEMENT OF CONTRACTUAL  RIGHTS AGAINST NATIVE AMERICAN TRIBES,  HOWEVER,
IS DIFFICULT.

         Federally   recognized   Native   American   tribes   are   independent
governments,  subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or the United States Congress. Such tribes  maintain  their own  governmental  systems and often their own  judicial systems and have the right to tax,  and to require  licenses and to impose other forms of regulation and regulatory fees, on persons and businesses  operating on their lands. As sovereign nations,  federally  recognized Native American tribes are  generally  subject  only to  federal  regulation.  States  do not  have the authority to regulate them, unless such authority has been specifically  granted by  Congress,  and state laws  generally  do not  directly  apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or federal  government  allowing for the  application  of state  law.  Any  contract  we enter  into with a  federally  recognized  Native
American  tribe or nation to jointly  develop a casino will likely  provide that the law of the State of New York will be the governing law of such contract.  We cannot  assure  you,  however,  that  these  choice  of  law  clauses  would  be enforceable,  leading to  uncertain  interpretation  of our rights and  remedies under such contracts.

         Federally  recognized  Native  American  tribes  also  generally  enjoy sovereign immunity from suit similar to that of the states and the United States federal  government.  In order to sue a Native  American  tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute.
There can be no assurance that any Native  American  tribe we jointly  develop a casino  with will be  willing to waive its rights to  sovereign  immunity,  thus undermining  our  ability to enforce  our rights  under any  contract  with such tribe.  Moreover,  even  if a  Native  American  tribe  effectively  waives  its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe.  Federal courts are courts of limited jurisdiction and generally do not have  jurisdiction  to hear civil cases relating to matters concerning  Native  American  lands or the internal  affairs of Native  American governments.  Federal  courts may have  jurisdiction  if a federal  question  is raised by the  lawsuit,  but that is  unlikely  in a typical  contract  dispute.
Diversity of citizenship,  another common basis for federal court  jurisdiction, is not  generally  present in a suit against a tribe  because a Native  American tribe is not considered a citizen of any state. Accordingly,  in most commercial disputes with tribes,  the jurisdiction of the federal courts,  may be difficult or impossible to obtain.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF THEIR  SERVICES  WOULD  ADVERSELY
AFFECT OUR OPERATIONS.

         If we are  unable  to  maintain  our  key  personnel  and  attract  new employees, the execution of our business strategy may be hindered and our growth limited.  We believe  that our  success is largely  dependent  on the  continued
employment of our senior  management and other key personnel.  If one or more of these  individuals  were  unable  or  unwilling  to  continue  in their  present positions, our business could be seriously harmed.

                                       13

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT ITS PRICE.

         Approximately  18,219,075  shares of our  common  stock  will be issued pursuant to our proposed consolidation with Catskill Development, L.L.C., all of which shares will be  immediately  available  for resale.  In  addition,  we are obligated to issue an  additional  100,000  shares of common stock to the Cayuga
Nation of New York under the Special Letter  Agreement  discussed  above. If the holders of these  shares were to attempt to sell a  substantial  amount of their holdings at once, the market price of our common stock would likely decline.  We also has  outstanding  options to purchase  an  aggregate  of 840,528  shares of common stock at an exercise price of $2.66 per share.  As the exercise price for many of these  options  is well  below the  current  market  price of our common stock, these options are likely to be exercised,  causing existing  stockholders to experience  substantial  dilution,  and, most likely, a consequential drop in the common stock's market price.  Moreover, the perceived risk of this potential dilution could cause  stockholders to attempt to sell their shares and investors to "short" the stock,  a practice in which an investor  sells  shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale.  As each of these events would cause the number of shares of our common  stock being  offered for sale to  increase,  the common stock's  market price would likely  further  decline.  All of these events could combine  to make it very  difficult  for us to  sell  equity  or  equity-related securities in the future at a time and price that we deem appropriate.

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE,  LEADING TO THE POSSIBILITY OF
ITS  VALUE  BEING  DEPRESSED  AT A TIME  WHEN  STOCKHOLDERS  WANT TO SELL  THEIR
HOLDINGS.

         The market price of our common  stock has in the past been,  and may in the future continue to be, volatile.  For instance,  between January 1, 2001 and
November 13, 2003, the closing price of our common stock has ranged between $.95 and $20.00.  A variety of events may cause the market  price of our common stock to fluctuate significantly, including but not necessarily limited to:

          o    quarter to quarter variations in operating results;

          o    adverse news announcements; and

          o    market conditions for the gaming industry.

         In  addition,   the  stock  market  in  recent  years  has  experienced
significant  price and volume  fluctuations  for reasons  unrelated to operating performance.  These market  fluctuations  may adversely  affect the price of our common stock at a time when an investor wants to sell its interest in us.

OUR LARGE AMOUNT OF UNISSUED PREFERRED STOCK MAY DETER POTENTIAL ACQUIRERS.

         Our Board of Directors has the authority, without further action by the stockholders,  to issue up to 3,269,304  shares of preferred stock on such terms
and  with  such  rights,  preferences  and  designations,   including,   without
limitation  restricting  dividends on our common  stock,  dilution of the common stock's voting power and impairing the liquidation  rights of the holders of our common stock, as the Board may determine  without any vote of the  stockholders.
Issuance of such preferred  stock,  depending upon the rights,  preferences  and designations thereof may have the effect of delaying,  deterring or preventing a

                                       14

change in  control.  In  addition,  certain  "anti-takeover"  provisions  of the
Delaware General  Corporation Law, among other things,  may restrict the ability of  stockholders  to  authorize  a  merger,  business  combination  or change of control.  Failure to consummate such a proposed merger,  business combination or change in control could result in investors missing an opportunity to sell their interests in us at a significant premium over the market price.

OUR OFFICERS AND DIRECTORS CAN CONTROL THE OUTCOME OF ALL MATTERS REQUIRING
STOCKHOLDER APPROVAL.

         Our executive  officers,  directors and entities  affiliated  with them beneficially own, in the aggregate,  approximately 48% of our outstanding common stock. These stockholders,  when acting together, are therefore able to exercise considerable  influence  over the outcome of all matters  requiring  stockholder approval,  including the election of directors  and the approval of  significant corporate  transactions,  such as mergers or other business  combinations.  This concentration  of  ownership  may  lead to  actions  being  taken by us that are inconsistent  with the best interests of all stockholders  such as lax corporate governance by the board or resistance to acquisition offers.

OUR PROPOSED  CONSOLIDATION  WITH  CATSKILL  DEVELOPMENT,  L.L.C.  MAY LIMIT OUR
ABILITY  TO USE  OUR  CURRENT  NET  OPERATING  LOSS  CARRYFORWARDS,  POTENTIALLY
INCREASING OUR FUTURE TAX LIABILITY.

         As of December 31, 2002, we had net  operating  loss  carryforwards  of approximately  $66,500,000  set to expire between 2008 and 2022. As the Internal
Revenue Code allows us to offset future income  against these net operating loss carryforwards,  should we earn a profit  in the near  future  our tax  liability would be greatly reduced, if not eliminated. The consolidation of our operations with Catskill,  however,  may trigger certain provisions of the Internal Revenue
Code  that  would  limit  the  future  utilization  of our  net  operating  loss carryforwards.  Generally speaking, if these rules are applicable,  we will only be permitted to utilize that portion of our net operating loss carryforwards per year equal to the fair market  value of our stock on the  effective  date of the proposed  consolidation  with Catskill,  multiplied by the federal long-term tax exempt  rate  on  such  date  (currently  4.74%  for  the  month  of  November).
Furthermore,  even if our  proposed  consolidation  with  Catskill  Development,
L.L.C.  is never  consummated,  our  ability  to use  these net  operating  loss carryforwards  might  otherwise be  restricted  should we exercise our option to redeem Bryanston Group, Inc.'s holdings in us, as its shares currently represent approximately 45% of our voting equity.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration  statement on Form S-3 with the Securities and Exchange  Commission  for the resale of the common stock being offered under this prospectus.  This prospectus does not contain all the information set forth in the registration  statement.  You should refer to the registration  statement and its exhibits for additional information. Whenever we make references in this prospectus  to  any  of  our  contracts,  agreements  or  other  documents,  the references  are not  necessarily  complete  and you should refer to the exhibits attached to the  registration  statement for the copies of the actual  contract, agreement or other document.

                                       15

         You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement.  We have not  authorized  anyone  else to provide  you with  different  information.  The selling  stockholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

         The  Securities and Exchange  Commission  maintains an Internet site at
http://www.sec.gov,  which contains reports,  proxy and information  statements, and other  information  regarding us. You may also read and copy any document we file with the Securities and Exchange  Commission at its Public  Reference Room,
450 Fifth Street, N.W.,  Washington,  D.C. 20549. Please call the Securities and
Exchange  Commission at 1-800-SEC-0330 for further  information on the operation of the Public Reference Room.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This  prospectus  and  documents  incorporated  by reference  into this prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  "seeks",  "estimates" and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  beginning on page 8 and  elsewhere in this  prospectus  and  documents incorporated by reference into this  prospectus.  You are cautioned not to place
undue  reliance  on  these   forward-looking   statements,   which  reflect  our
management's  view only as of the date of this  prospectus  or as of the date of any document  incorporated  by reference into this  prospectus.  We undertake no obligation  to update these  statements  or publicly  release the results of any revisions to the  forward-looking  statements that we may make to reflect events or  circumstances  after the date of this prospectus or the date of any document incorporated  into this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

         The Securities and Exchange  Commission  allows us to  "incorporate  by reference" the  information we file with them,  which means that we can disclose important information to you by referring to those documents. The information we incorporate  by  reference is  considered  to be a part of this  prospectus  and information  that we file  later  with the SEC  will  automatically  update  and replace this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under
Sections 13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of 1934, as
amended prior to the termination of this offering:

                                       16

(1)  Our  Amendment  No. 1 to  Quarterly  Report on Form  10-QSB  for the fiscal quarter ended September 30, 2003;

(2)  Our Quarterly  Report on Form 10-QSB for the fiscal quarter ended September
     30, 2003;

(3)  Our quarterly  report on Form 10-QSB for the fiscal  quarter ended June 30,
     2003;

(4)  Our  Amendment  No. 1 to  Quarterly  Report on Form  10-QSB  for the fiscal quarter ended March 31, 2003;

(5)  Our Quarterly  Report on Form 10-QSB for the fiscal quarter ended March 31,
     2003;

(6)  Our Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(7)  Our Annual  Report on Form  10-KSB for the fiscal year ended  December  31,
     2002;

(8)  Our Current Report on Form 8-K/A filed on November 3, 2003;

(9)  Our Current Report on Form 8-K filed on October 31, 2003;

(10) Our Current Report on Form 8-K filed on October 8, 2003;

(11) Our Current Report on Form 8-K filed on July 30, 2003;

(12) Our Current Report on Form 8-K filed on July 10, 2003;

(13) Our Current Report on Form 8-K filed on June 24, 2003;

(14) Our Current Report on Form 8-K filed on May 16, 2003;

(15) Our Current Report on Form 8-K filed on April 21, 2003;

(16) Our Current Report on Form 8-K filed on April 14, 2003;

(17) Our Current Report on Form 8-K filed on April 11, 2003;

(18) Our Current Report on Form 8-K filed on April 7, 2003;

(19) Our Current Report on Form 8-K filed on March 24, 2003;

(20) Our Current Report on Form 8-K filed on March 18, 2003;

(21) Our Current Report on Form 8-K/A filed on February 21, 2003;

(22) Our Current Report on Form 8-K filed on February 21, 2003;

                                       17

(23) Our Current Report on Form 8-K filed on February 13, 2003;

(24) Our Current Report on Form 8-K/A filed on February 10, 2003;

(25) Our Current Report on Form 8-K filed on February 4, 2003;

(26) Our Current Report on Form 8-K filed on January 17, 2003;

(27) Our Current Report on Form 8-K/A filed on January 16, 2003; and

(28) The description of our common stock contained in our Registration Statement on Form 8-A12B,  as filed with the  Securities  and Exchange  Commission on
     June 20, 2001.

         You may request a copy of these filings (excluding the exhibits to such filings  which  we have  not  specifically  incorporated  by  reference  in such filings) at no cost, by writing or telephoning us at:

                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                             Attention: Comptroller
                                 (847) 418-3804

                                 USE OF PROCEEDS

         The selling stockholders will receive all the proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDERS

         The  following  table  sets  forth  the  name of  each  of the  selling stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of common  stock owned by each of the selling  stockholders after the  offering  is  completed.  Except for the  Cayuga  Nation of New York,
ReedSmith LLP (formerly  Parker Duryee  Rosoff & Haft,  P.C.),  certain  current and/or former  member of ReedSmith  LLP  (formerly  Parker Duryee Rosoff & Haft,
P.C.)  listed  below  and  Demetrius  &  Company,  L.L.C.  none  of the  selling stockholders has been an officer, director or had any material relationship with us within the past three years.

         On April 3,  2003,  we,  the  Cayuga  Nation  of New York,  the  Cayuga
Catskill Gaming Authority,  Catskill  Development,  L.L.C.,  Monticello  Raceway
Development  Company,  LLC and Monticello Casino Management,  LLC, the latter of which are jointly owned by us and Catskill Development,  L.L.C.,  entered into a series of agreements  that provide for the joint  development  of a resort-style
Native  American  hotel/casino in Monticello,  New York.  Please see the "Recent
Developments"  subsection of the section  entitled "The Company" on page 1 for a more detailed  discussion of this transaction and the extent of our pre-existing relationship with the Cayuga Nation of New York.

                                       18

         From 1997 through 2002,  ReedSmith LLP (formerly Parker Duryee Rosoff &
Haft,  P.C.)  served as our primary  outside  legal  counsel.  Each of Robert J.
Miller,  William  Griffith,  William  Bagliebter,  Sidney Rosoff,  Arthur Brown,
Michael DiGiovanna,  Aaron Shmulewitz,  Herbert F. Kozlov and Marc Powers is, or
was at one time during the past three years, a member of ReedSmith LLP (formerly
Parker Duryee Rosoff & Haft, P.C.).

         We engaged Demetrius & Company,  L.L.C. in April 2003 to advise us with respect to mandatory  Securities and Exchange  Commission  financial  disclosure issues.  Furthermore,  we continue to use Demetrius & Company,  L.L.C.  for such purposes on an ongoing basis. On November 13, 2003, Demetrius & Company,  L.L.C.
agreed to accept  4,767  shares of our  common  stock in  exchange  for the full satisfaction of $50,053.50 in unpaid fees owed to them for these services.

                                                                                          Number of Common
                                               Number of                                Shares/Percentage of
                                             Common Shares            Number of           Class to Be Owned
                                             Owned Prior to         Common Shares        After Completion of
Name                                          the Offering           to be Offered           the Offering
----                                           ---------            --------------      --------------------
Cayuga Nation of New York                       200,000                100,000                    *
Stanley Silverstein                              40,000                 25,000                    *
Donald G. Glascoff, Jr.                           6,250                  6,250                   --
Linda Gutman                                      6,250                  6,250                   --
Momar Corporation                                50,000                 50,000                   --
Champion Communications, Ltd.                    12,500                 12,500                   --
Catskill Holding Group, LLC                     300,000                300,000                   --
Robert Carleton                                  15,625                 15,625                   --
Charles M. Banacos                               11,793                 11,793                   --
Joseph E. Harris                                  5,000                  5,000                   --
Burton Eisenberg                                  1,000                  1,000                   --
Shaul Golan                                      17,000                 17,000                   --
Robert and Karen Spitalnick                       6,452                  6,452                   --
Harvey Brenner                                    3,226                  3,226                   --
Elliot Steigman                                   3,000                  3,000                   --
Robert J. Miller                                  3,666                  3,666                   --
William Griffith                                  3,666                  3,666                   --
William Bagliebter                                3,666                  3,666                   --
Sidney Rosoff                                     3,666                  3,666                   --
Arthur Brown                                      3,666                  3,666                   --
Michael DiGiovanna                                3,666                  3,666                   --
Aaron Shmulewitz                                  3,666                  3,666                   --
Herbert F. Kozlov                                 2,728                  2,728                   --
Marc Powers                                       3,666                  3,666                   --
ReedSmith LLP                                    27,778                 27,778                   --
Hospitality Innvestors, LLC                      11,452                 11,452                   --
Ezra Dabah                                       25,000                 25,000                   --
The Edelweiss Condominium Tenancy in Common       5,000                  5,000                   --
Andrew J. Groveman                                5,000                  5,000                   --

                                       19

                                                                                           Number of Common
                                               Number of                                 Shares/Percentage of
                                             Common Shares             Number of           Class to Be Owned
                                             Owned Prior to          Common Shares        After Completion of
Name                                          the Offering           to be Offered            the Offering
----                                         --------------         --------------       --------------------
Andrew J. Green                                   5,000                  5,000                   --
Demetrius & Company, L.L.C.                       4,767                  4,767

---------
* less than 1%

         Our  registration  of the shares  included in this  prospectus does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders, as
well  as  on   behalf  of  their   donees,   pledgees,   transferees   or  other
successors-in-interest,  if any, who may sell shares received as gifts, pledges, distributions or other non-sale related  transfers.  Neither we, nor the selling stockholders,  have employed an underwriter  for the sale of common stock by the selling  stockholders.  The selling  stockholders have advised us that they have not  entered  into  any  agreements,  understandings  or  arrangements  with any underwriters or broker-dealers  regarding the sale of their  securities,  not is there  an  underwriter  or  coordinating  broker  acing in  connection  with the proposed  sale of the  shares  by the  selling  stockholders.  We will  bear all expenses in connection with the preparation of this prospectus and  registration of the shares.  The selling  stockholders  will bear brokerage  commissions  and similar selling expenses associated with the sale of their common stock.

         The selling  stockholders  may offer their  shares of common stock from time  to time  directly  or  through  pledgees,  donees,  transferees  or  other successors in interest in one or more of the following  transactions  (which may include block transactions):

          o    On the Nasdaq Small Cap Market or any stock exchange or automated quotation  system  on which the  shares  of  common  stock may be listed at the time of sale

          o    In negotiated transactions

          o    In the over-the-counter market

          o    Put or call option transactions relating to the shares

          o    Short sales relating to the shares

          o    In a combination of any of the above transactions

         The selling  stockholders may offer their shares of common stock at any of the following prices,  which may reflect discounts from the prevailing market prices at the time of sale:

                                       20

          o    Fixed prices that may be changed

          o    Market prices prevailing at the time of sale

          o    Prices related to such prevailing market prices

          o    At negotiated prices

          o    Varying prices determined at the time of sale

         The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers,  which may act as agents or  principals.  Such  broker-dealers  may receive  compensation  in the form of discounts,  concessions, or commissions from the selling stockholders and/or the purchasers  of shares of common  stock for whom such  broker-dealers  may act as agents or to whom they sell as principals,  or both (which  compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer  acquiring common stock from the selling stockholders may sell the shares either  directly,  in its normal  market-making  activities, through or to other brokers on a principal or agency basis or to its  customers.
Any such sales may be at prices then  prevailing  on the Nasdaq Small Cap Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers  that  act in  connection  with  the  sale  of the  common  stock hereunder  might be deemed to be  "underwriters"  within the  meaning of Section
2(11) of the Securities  Act of 1933, as amended;  any  commissions  received by such  broker-dealers  and any  profit on the  resale  of shares  sold by them as principals  might be deemed to be underwriting  discounts and commissions  under the Securities Act of 1933, as amended.  We have agreed to indemnify  certain of the selling  stockholder  against  certain  liabilities,  including  liabilities arising under the Securities Act of 1933, as amended.  The selling  stockholders may agree to indemnify any agent,  dealer or broker-dealer  that participates in
transactions   involving  sales  of  the  shares  against  certain  liabilities, including liabilities arising under the Securities Act of 1933, as amended.

         Because selling stockholders may be deemed to be "underwriters"  within the meaning of Section  2(11) of the  Securities  Act of 1933,  as amended,  the selling stockholders will be subject to the prospectus delivery  requirements of such Act. We have informed the selling  stockholders that the  anti-manipulative provisions of Regulation M promulgated  under the Securities and Exchange Act of
1934 may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market  transactions  in reliance upon Rule 144 under the Securities Act of 1933,  as  amended,  provided  they  meet the  criteria  and  conform  to the requirements of such Rule.

         If  we  are  notified  by  a  selling  stockholder  that  any  material arrangement  has been  entered  into  with a  broker-dealer  for the sale of the shares  through  a block  trade,  special  offering,  exchange  distribution  or secondary  distribution  or a  purchase  by a broker or  dealer,  we will file a post-effective  amendment to the registration statement of which this prospectus is a part under the Securities Act of 1933, as amended, disclosing:

                                       21

          o    the  name  of  each   such   selling   stockholder   and  of  the
               participating broker-dealer(s);

          o    the number of shares involved;

          o    the price at which such shares were sold;

          o    the commissions paid or discounts or concessions  allowed to such broker-dealer(s), where applicable;

          o    that such  broker-dealer(s)  did not conduct any investigation to verify the  information  set out or  incorporated by reference in this prospectus; and

          o    other facts material to the transaction.

         In addition,  if we are notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

         Except for Momar  Corporation,  none of the selling  stockholders  is a broker-dealer  or an  affiliate  of a  broker-dealer.  Momar  Corporation  is an affiliate of United  Equities  Company,  LLC, a broker-dealer  registered  under
Section 15 of the Securities Exchange Act of 1934, as amended. Momar Corporation purchased its shares of common stock being offered for resale in this prospectus in the ordinary  course of business,  and, at the time of that  purchase,  Momar
Corporation had no agreements or  understandings,  directly or indirectly,  with any person to distribute these shares of common stock.

         There can be no assurance that the selling  stockholders  will sell any or all of the shares offered by them under this prospectus.

                                  LEGAL MATTERS

         The  validity of the shares of common  stock  offered  hereby have been passed upon by Olshan Grundman Frome  Rosenzweig & Wolosky LLP, 505 Park Avenue,
New York, New York 10022.

                                     EXPERTS

         The  consolidated   financial   statements  of  Empire  Resorts,   Inc.
incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the  fiscal  year  ended  December  31,  2002 have been so  incorporated  in reliance on the report of Friedman Alpren & Green LLP, independent  accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated  financial statements of Catskill Development,  L.L.C.
and its subsidiaries included in this prospectus, have been audited by Bachrach,
Waschitz & Waschitz,  LLP,  independent  public  accountants,  and are  included herein in reliance  upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing.

                                       22

         The financial statements of Monticello Raceway Development Company, LLC included in this prospectus, have been audited by Bachrach, Waschitz & Waschitz,
LLP,  independent public  accountants,  and are included herein in reliance upon the  reports  of said firm and upon the  authority  of said firm as  experts  in accounting and auditing.

                                       23

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CATSKILL DEVELOPMENT, LLC

Consolidated Statements of Changes in Members' Equity for the years ended

Consolidated Statement of Changes in Members' Equity for the nine months ended

Consolidated Income Statements for the nine months ended September 30, 2002 and the year ended December 31, 2001............ .................................................................F-33

Consolidated Statements of Changes in Members' Equity for the nine months ended
September 30, 2002 and the year ended December 31, 2001.............................................................F-34

Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and the year ended December 31, 2001...............................................................................F-35

Notes to Consolidated Financial Statements September 30, 2002 and December 31, 2001.................................F-36

  INDEX TO FINANCIAL STATEMENTS OF MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

                                       F-1

Statements of Changes in Members' Equity for the years ended

Statements of Changes in Members' Equity for the nine months ended

 INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF EMPIRE RESOR

Condensed Consolidated Pro Forma Balance Sheet as of September 30, 2003.............................................F-56

Condensed Consolidated Pro Forma Statements of Operations for the year ended
December 31, 2002...................................................................................................F-57

Condensed Consolidated Pro Forma Statements of Operations for the nine months ended
September 30, 2003..................................................................................................F-58

Notes to Pro Forma Condensed Consolidated Financial Statements......................................................F-59

                                      F-2

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Catskill Development, LLC

We have  audited  the  accompanying  consolidated  balance  sheets  of  Catskill
Development,  LLC as of December 31, 2002 and 2001, and the related consolidated income statements, changes in member's equity and cash flows for the years ended
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in
all  material  respects,   the  consolidated   financial  position  of  Catskill
Development,  LLC at December 31, 2002 and 2001, and the consolidated results of its  operations  and its cash flows for the years  ended  December  31, 2002 and
2001, in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

June 25, 2003

Monticello, New York

                                      F-3

                            Catskill Development, LLC
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001
                                   (Audited)

                                               December 31, 2002   December 31, 2001
                                               -----------------   -----------------
ASSETS

Current Assets:
       Cash & Cash Equivalents                     $   643,864        $ 1,358,469
       Restricted Cash                                  42,376             78,070
       Other Current Assets                          1,368,792            806,306
                                                   -----------        -----------
             Total Current Assets                    2,055,032          2,242,845
                                                   -----------        -----------
Net Property and Equipment                           5,856,246          6,443,420
                                                   -----------        -----------
Real Estate Development                              6,068,469          5,740,599
                                                   -----------        -----------
Total Assets                                       $13,979,747        $14,426,864
                                                   ===========        ===========

 LIABILITIES AND MEMBERS' EQUITY

 Current Liabilities:
       Accounts Payable and Accrued Expenses       $ 2,585,909        $ 1,720,227
                                                   -----------        -----------
             Total Current Liabilities               2,585,909          1,720,227
                                                   -----------        -----------

Long-Term Debt:
       Notes Payable                                 6,821,375          6,201,250
                                                   -----------        -----------
             Total Long-Term Debt                    6,821,375          6,201,250
                                                   -----------        -----------

Members' Equity                                      4,572,463          6,505,387
                                                   -----------        -----------
Total Liabilities and Members' Equity              $13,979,747        $14,426,864
                                                   ===========        ===========

                 See Notes To Consolidated Financial Statements

                                      F-4

                            Catskill Development, LLC
                         Consolidated Income Statements
                 For the Years Ended December 31, 2002 and 2001
                                    (Audited)

                                      December 31, 2002    December 31, 2001
                                         ------------         ------------

Revenues                                 $ 11,366,441         $ 10,533,803
                                         ------------         ------------
Costs and Expenses
      Purses, Awards and Other              3,932,168            3,700,717
      General and Administrative            7,990,892            7,596,578
      Depreciation                            755,601              743,716
      Interest                                620,704              564,024
                                         ------------         ------------

         Total Costs and Expenses          13,299,365           12,605,035
                                         ------------         ------------

            Net (Loss)                   $ (1,932,924)        $ (2,071,232)
                                         ============         ============

                 See Notes To Consolidated Financial Statements

                                      F-5

                            Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
                 For the Years Ended December 31, 2002 and 2001
                                   (Audited)

                                   Preferred             Other                                     Total
                                    Capital             Capital          Accumulated              Members
                                 Contributions       Contributions         Deficit                Equity
                                 ------------         ------------        ------------         ------------

Balance December 31, 2000        $ 15,703,893         $        400        $ (8,152,474)        $  7,551,819

Capital Contributions               1,024,800                 --                  --              1,024,800

Net (Loss)                               --                   --            (2,071,232)          (2,071,232)
                                 ------------         ------------        ------------         ------------

Balance December 31, 2001          16,728,693                  400         (10,223,706)           6,505,387

Capital Adjustment                     (3,900)                --                 3,900                 --

Net (Loss)                               --                   --          $ (1,932,924)        $ (1,932,924)
                                 ------------         ------------        ------------         ------------

Balance December 31, 2002        $ 16,724,793         $        400        $(12,152,730)        $  4,572,463
                                 ============         ============        ============         ============

                 See Notes To Consolidated Financial Statements

                                      F-6

                            Catskill Development, LLC
                      Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001
                                   (Audited)

                                                        December 31, 2002   December 31, 2001
                                                        -----------------   ------------------

Operating Activities:
  Net Loss                                                 $(1,932,924)        $(2,071,232)
      Adjustments to reconcile net loss to net cash
      Provided(Used) by operating activities:
         Depreciation                                          755,601             743,716
         Loss on Asset Disposal                                  2,819                --
         Accrued Interest Not Paid                             620,125             563,750

(Increase) Decrease in:
  Restricted Cash                                               35,694             213,052
  Other Current Assets                                        (562,486)           (126,507)

Increase (Decrease) in:
  Accounts Payable and Accrued Expenses                        865,682             144,125
                                                           -----------         -----------

      Net Cash Used by Operating Activities                   (215,489)           (533,096)
                                                           -----------         -----------

Investing Activities:
   Purchase of Property, Plant and Equipment                  (171,246)           (143,521)
   Real Estate Development                                    (327,870)           (111,465)
                                                           -----------         -----------

      Net Cash Used in Investing Activities                   (499,116)           (254,986)
                                                           -----------         -----------

Financing Activities:
   Member Contributions                                           --             1,024,800
                                                           -----------         -----------

      Net Cash Provided by Financing Activities                   --             1,024,800
                                                           -----------         -----------

Net Increase (Decrease) in Cash                               (714,605)            236,718
Cash at Beginning of Year                                    1,358,469           1,121,751
                                                           -----------         -----------

Cash at End of Year                                        $   643,864         $ 1,358,469
                                                           ===========         ===========

Supplemental Disclosures:
  Interest Paid                                            $       579         $       274

                 See Notes To Consolidated Financial Statements

                                      F-7

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

1.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's
     financial   statements.    The   financial   statements   and   notes   are
     representations  of the Company's  management who is responsible  for their integrity and objectivity.  These accounting  policies conform to generally accepted  accounting  principles and have been consistently  applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello  Raceway (the  "Raceway")  including  pari-mutuel and future  Video  Lottery  Terminal  ("VLT")  operations.  Monticello  Raceway
     Management.  Inc.  (MRMI),  a  New  York  Corporation,  is a  wholly  owned
     subsidiary  and  was  formed  to  hold  the  pari-mutuel  license.   Mohawk
     Management, LLC (MM), a New Your Limited Liability Company, is 60% owned by the  Company  and was  formed  to  manage  the  St.  Regis  Mohawk  Casino.
     Monticello  Casino  Management,  LLC (MCM),  a New York  Limited  Liability
     Company,  is 60% owned by the  Company  and was  formed to manage any other
     Native American Casino at the Raceway. Both MM and MCM are inactive at this time.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for Standard  bred horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 6).

     B.   Principles of Consolidation
          ---------------------------

     The accompanying  consolidated financial statements include the accounts of
     the  Company  and  its  wholly   owned   subsidiary,   Monticello   Raceway
     Managements,  Inc, Mohawk Management, LLC and Monticello Casino Management,
     LLC.  All  significant  intercompany  balances and  transactions  have been eliminated in consolidation.

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported

                                      F-8

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

     D.   Concentrations of Credit Risk
          -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.   Cash and Cash Equivalents
          -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

     F.   Restricted Cash
          ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.   Property and Equipment
          ----------------------

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for equipment and 7 years for furniture and fixtures.

     H.   Real Estate Development
          -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal, architectural,  engineering and environmental study fees ---
     as well as other  costs  directly  related to the  development  of its real estate. (See Note 2)

     I.   Impairment of Assets
          --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

                                      F-9

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     J.   Inventory
          ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

     K.   Revenue Recognition
          -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as "Purses, Awards and Other" in the accompanying Income Statements.

     L.   Advertising
          -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

     M.   Income Taxes
          ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary  is passed  to the  Company  because  of a  management  contract
     between  the  companies.   Therefore  no  tax  accrual  is  needed  on  the
     subsidiary's records.

2.   FIXED ASSETS
     ------------
                                          December 31, 2002    December 31, 2001
                                          -----------------    -----------------

     Land                                     $   770,000          $   770,000
     Buildings & Improvements                   8,517,724            8,414,664
     Furniture, Fixture & Equipment             1,253,302            1,195,613
                                              -----------          -----------

         Subtotal                              10,541,026           10,380,277
                                              -----------          -----------

     Less:  Accumulated Depreciation            4,684,780            3,936,857
                                              -----------          -----------
         Net Property and Equipment           $ 5,856,246          $ 6,443,420
                                              ===========          ===========

     Depreciation  expense was $755,601 for the year ended December 31, 2002 and
     $743,716 for the year ended December 31, 2001. The above land and buildings are security for the mortgage described in Note 3.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  For the years ended  December  31, 2002 and 2001,  the
     Company had capitalized $327,870 and $111,645, respectively to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the
     Raceway  property.  These  contributions  (and a priority return of 10% per

                                      F-10

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     annum) and the mortgage described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for  distribution to the Company's other members.  As of December
     31,  2002 the  aggregate  amount  needed to  satisfy  the  payment  of said contributions  (with priority returns) to certain members of the Company is
     $29,991,362.

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at December 31, 2002,  and
     December 31, 2001 was  $6,821,375  and  $6,201,250  respectively  including accrued  interest at 10% per annum.  All payments  accrue and the principal and  accrued  interest  totaling  $8,052,550  is due  September  15,  2004.
     Currently,  any cash  flow from the  operations  of the  Raceway  are being retained by the Company for working capital purposes and to fund litigation and  development  expenses  in  conjunction  with  other  potential  gaming operations at the track.  As a result,  the Company is not expected to make any  distributions  with respect to certain other members'  interests until the Company has achieved  additional  net revenues  sufficient to discharge the payment of the Senior Obligation,  accrued interest,  preferred capital balance and priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello Raceway including  pari-mutuel and future Video Lottery Terminal operations  are owned as follows:  (after the  transaction  of February 12,
     2002 noted below and the transaction of December 10, 2002 described in Note
     6 - Commitments and Contingencies)

                                               Casino      Real Estate         Racing
                                               ------      -----------         ------

        Voting Members:
        ---------------
        Alpha Monticello, Inc.                 48.310          25.000          36.870
        Americas Tower Partners                20.000          25.000          25.000
        Monticello Realty, LLC                 20.000          22.500          22.500
        Watertone Holdings, LP                  9.190          25.000          13.130

        Non-Voting Members:
        -------------------
        Cliff Ehrlich                           1.375           1.375           1.375
        Fox-Hollow Lane, LLC                    1.000           1.000           1.000
        Shamrock Strategies, Inc.               0.125           0.125           0.125

     On February 12, 2002, Alpha Monticello,  Inc. (a wholly owned subsidiary of
     Empire Resorts, Inc. ("Empire"),  a member of the Company,  entered into an agreement with Watertone  Holdings LP  ("Watertone"),  also a member of the
     Company,  providing for the  acquisition of 47.5% of  Watertone's  economic interests in the casino and racetrack  business  components of the Company.
     The transaction contemplated by this agreement closed on March 12, 2002.

                                      F-11

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or  directors  of Catskill  Development,  LLC.  From inception  through  December  31,  2002  the  Company  has  capitalized  as development costs $868,574 of such related party transactions.

5.   OPERATING LEASES
     ----------------

     At December 31, 2002 the Company had  commitments  under  operating  leases which end in 2006 for various  pieces of equipment  requiring  annual lease payments for the twelve months ending December 31 as follows:

                 2003       $  151,321
                 2004          140,121
                 2005           18,451
                 2006            8,808
                            ----------

                     Total  $  318,701
                            ==========

     Lease  expense was $165,721  and $153,208 for the years ended  December 31,
     2002 and 2001 respectively.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,300,0000  to be credited to the  horsemen's purse account.  The suit claims that revenues  received by the Raceway from various simulcasting sources were not properly credited to their horsemen's purse  account.  Management  has  responded  vigorously to contest the case after attempts at out-of-court  settlement  proved  fruitless.  On June 19,
     2003 the case was dismissed because of lack of subject matter jurisdiction.
     The  plaintiff  is expected to file a complaint  in the proper  court or to seek  alternative  dispute  resolution.  There are disputed  issues of fact between the  parties,  which makes an estimate of the outcome or the amount or range of loss  difficult  to gauge.  In  accordance  with  Statement  of
     Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be  ultimately  realized  has not been  reflected  in the  accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven
     (7) years from its opening and to receive certain fees for the provision of

                                      F-12

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     management and related services.

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated
     April 6, 2000, addressed to Governor George Pataki, Kevin Gover,  Assistant
     Secretary  of the  Department  of the  Interior,  advised and  notified the
     Governor of New York that the Company's  proposed  casino  project with the
     Mohawk Tribe had been approved and specifically requested that the Governor concur. However, on April 22, 2000, the Company became aware of a purported letter  agreement  between  the Mohawk  Tribe and Park Place  Entertainment
     Corporation  ("PPE"),  which  agreement  (with two  irrelevant  exceptions)
     purportedly  gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     Since  2000,  the Company has been  engaged in  litigation  with Park Place
     Entertainment  ("PPE")  alleging  tortuous  interference  with contract and business  relationship  in regard to the Company's  agreements with the St.
     Regis Mohawk Tribe. On March 14, 2003, attorneys for the Plaintiffs filed a motion  requesting  the  District  Court to  vacate a  judgment,  which was adverse to the Company, issued on August 26th, 2002, on the ground that new evidence  has been found that has a material  bearing on  important  issues affecting the judgment.  The motion  indicates  that audio tapes of certain conversations  concerning  the  transaction  at issue in the case were made available to the plaintiffs by  Presidents,  R.C., the plaintiff in another case against PPE and that the tapes provide  evidence  which raise material issues  regarding  important  issues in the case and the positions taken by the  defendant.  The motion  requests that the judgment be vacated and that the  Plaintiffs  be  permitted  to  continue  discovery  and  file  amended pleadings  to reflect the  evidence  contained  in the case.  Although  the
     Company has been  advised by the  attorneys  handling the case that the new evidence relates to substantial important issues, it does not relate to all of the issues or charges in the  Plaintiff's  original  complaint or all of the issues  covered by the  pending  appeal in the case by the  Plaintiffs.
     Accordingly,  no assurance  can be given that the motion will be granted or that,  if  granted,  it  will  provide  relief  sufficient  to  permit  the
     Plaintiffs  to  proceed  with a trial  or  provide  evidence  that  will be available for purposes of the record in the appeal.

     Legal fees in connection  with the  aforementioned  litigation  amounted to
     $2,644,389  and  $2,228,077  for the years ended December 31, 2002 and 2001 respectively.

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

                                      F-13

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

     On December 10, 2002,  Empire reached an agreement  with  Bryanston  Group,
     Inc.  ("Bryanston")  (a former  member of the  Company)  and certain  other affiliates  regarding  certain  obligations due from and claims against the
     Company.  Included in the agreement  with  Bryanston is the  acquisition of
     Bryanston's  interest  in  Catskill   Development,   including  its  voting
     membership interest and preferred capital account in the Company. Bryanston has agreed to transfer such interests to Empire.

7.   VIDEO LOTTERY TERMINALS
     -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

     The Company  received a letter  from the  Lottery,  dated  March 21,  2002, advising the Raceway that the Lottery has completed  its initial  review of the  Raceway's  business  plan for the  operation  of VLT's at the  Raceway
     during  the  initial  three  year  trial  period   approved  by  the  State
     Legislature.  Based  on such  review,  the  Lottery  has  made  an  initial allocation  of 1,800  VLT's to the  Raceway  and has  approved  the maximum permitted rate for  compensation of 25% of revenues  generated after payout of prizes for the Raceway. The law currently provides that the Raceway must apply 35% in the first year,  escalating to 45% in years two and three,  of its  compensation  to  enhance  purses  at the  Raceway  and each year must dedicate 5% of its compensation to a State Breeding Development Fund.

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates  considered  preliminary  by the  Company The Lottery has not yet established  a firm start date or adopted  regulations  with  regard to the program.

     On May 16, 2002, the New York State Legislature  passed a bill that further expanded  the  October  2001 VLT  Legislation.  This bill  extends the test period under the current law from three years to a period  ending  December
     31,  2007.  Further,  the bill  authorizes  each  track  to  enter  into an

                                      F-14

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     agreement  with the  organization  representing  its horsemen to reduce the percentage of its vendor fees  dedicated to enhancing  purses at such track during the initial three years, to an amount not less than 25 percent. That bill was signed by the Governor on May 29, 2002. In addition, the Company's ability to proceed  with the VLT  program may be impacted by its plans with respect to casino development at the site.

8.   SUBSEQUENT EVENTS
     -----------------

     On  February  4, 2003 the  Company  entered  into a Letter  of Intent  with
     Empire,  its partner in  developing  gaming  activities  at the  Monticello
     Raceway (the "Raceway") and other related entities.  The agreement provides for Empire to acquire a 48 year ground lease on the Raceway and  contiguous properties,  together with all of the Company's  development and management rights with respect to the site and related gaming activities,  in exchange for an 80.25% position in Empire's common stock.

     The Letter of Intent provides for the Company to lease its 230-acre Raceway property  to Empire  for a period  of 48 years  for an annual  base rent of
     $1,800,000.  Lease  terms are to  contain  certain  options  for  Empire to acquire  title to portions of the  property.  Empire will have the right to purchase  a 29-acre  parcel  for the  purpose  of placing it in trust for a
     Native  American  Tribe or Nation at the purchase price of $1. The exercise
     of  such  option  will  require  obtaining   necessary  federal  and  state
     approvals.  In addition, the remaining property may be purchased within two years of the opening of a casino at the present  value of the ground  lease at the time of such exercise.

     The  agreement  is  subject  to the  execution  of  definitive  agreements,
     approvals  by  Empire's   Board  of  Directors  and  an  opinion  that  the
     transaction   will  be  tax-free   to  all  parties  and  other   technical
     requirements,  including a fairness opinion. No assurance can be given that the transactions provided for in the Letter of Intent will ultimately occur or will occur at the times and on the terms and conditions contained in the
     Letter of Intent.

     On April 3, 2003,  the Cayuga  Nation,  a New York  State  based  federally recognized Indian Nation (the "Cayuga Nation"),  the Company and certain of the Company affiliates,  including a subsidiary of the Company entered into a series of agreements  which provide for the  development  of a trust land casino adjacent to the Raceway.  In furtherance of these  transactions,  on
     April 10, 2003, the Cayuga Nation, Empire and the Company, officially filed with the  Eastern  Regional  Office of the  Bureau of  Indian  Affairs,  an
     application  requesting that the Secretary of the Interior acquire in trust on behalf of the Cayuga Nation a 30 acre parcel of land in Monticello,  New
     York to be used for gaming purposes. This transaction,  if completed, gives
     Empire control of the Raceway and all  development  rights for the proposed
     Native  American  casino and any potential  future video  lottery  terminal operations. The Company believes this will strengthen our ability to obtain new  financing on reasonable  terms and our  long-term  viability and hopes that this  transaction  will close  sometime in the third  quarter of 2003, although  there  are a  number  of  approvals  that  must be  obtained  and conditions that must be met.

                                      F-15

                            Catskill Development, LLC

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     On May 15,  2003,  New  York  State  enacted  legislation  to  enhance  the incentives  for racetracks in the State to participate in the State's Video
     Lottery program.  Although  legislation had authorized the program earlier, none of the  racetracks  authorized to participate in the program had found the terms  sufficiently  attractive to justify the  investment  required to participate in the program. Under the newly enacted legislative amendments, the initial term of the program has been extended to 10-years from the date of  inception  and  permits  year round  operations  with  extended  hours.
     Approximately 29% of total VLT revenue received is to be distributed to the tracks and their  horsemen/  breeders  associations.  A  percentage  of VLT revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding fund,  thus improving the quality of racing at the track.  During the initial  eighteen  months of the program,  the NY
     State  Lottery  has the ability to approve  the  opening of  temporary  VLT structures -- while more comprehensive construction takes place.

     Pursuant to the original  legislation,  the New York State  Lottery made an allocation  of 1,800  VLT's to  Monticello  Raceway.  If market  conditions permit,  additional  machines may be added without the need for  additional legislation.

                                      F-16

                               ACCOUNTANTS' REPORT

To the Members of
Catskill Development, LLC.

We have  reviewed  the  accompanying  consolidated  balance  sheet  of  Catskill
Development,  LLC as of September 30, 2003 and the related  consolidated  income statement,  changes in members  equity,  and cash flows for the nine months then ended,  in accordance  with  Statements on Standards for  Accounting  and Review
Services issued by the American Institute of Certified Public  Accountants.  All
information   included  in  these  consolidated   financial  statements  is  the
representation of the management of Catskill Development, LLC.

A review  consists  principally of inquires of Company  personnel and analytical procedures  applied to financial data. It is substantially less in scope that an audit in accordance with generally accepted auditing standard,  the objective of which is the  expression  of an opinion  regarding  the  consolidated  financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review we are not aware of any material  modifications  that should be made to the accompanying  consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

As  discussed  in Note 10 certain  conditions  indicate  that the Company may be unable to continue as a going concern. The accompanying  financial statements do not include any adjustments to the financial  statements that might be necessary should the Company be unable to continue as a going concern.

/s/ Bachrach, Waschitz & Waschitz, LLP

October 30, 2003

Monticello, New York

                                      F-17

                            Catskill Development, LLC
                           Consolidated Balance Sheet
                               September 30, 2003
                                  (Unaudited)

                                              September 30, 2003
                                              -------------------
ASSETS

Current Assets:
   Cash & Cash Equivalents                        $   809,179
   Restricted Cash                                    137,217
   Other Current Assets                               907,849
                                                  -----------

       Total Current Assets                         1,854,245
                                                  -----------

   Net Property and Equipment                       5,855,797
                                                  -----------

   Real Estate Development                          7,645,213
                                                  -----------

       Total Assets                               $15,355,255
                                                  ===========

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses          $ 3,389,615
   Notes Payable - Senior Obligation                7,320,500
                                                  -----------

       Total Current Liabilities                   10,710,115
                                                  -----------

Members' Equity                                     4,645,140
                                                  -----------

Total Liabilities and Members' Equity             $15,355,255
                                                  ===========

                 See Accompanying Notes And Accountant's Report

                                      F-18

                            Catskill Development, LLC
                          Consolidated Income Statement
                  For the Nine Months Ended September 30, 2003
                                  (Unaudited)

                                         September 30, 2003
                                         ------------------

Revenues                                    $ 7,475,405
                                            -----------

Costs and Expenses
       Purses, Awards and Other               2,524,030
       General and Administrative             5,447,956
       Depreciation                             526,408
       Interest                                 499,628
                                            -----------

          Total Costs and Expenses            8,998,022
                                            -----------

                Net (Loss)                  $(1,522,617)
                                            ===========

                 See Accompanying Notes And Accountant's Report

                                      F-19

                            Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
                  For the Nine Months Ended September 30, 2003
                                  (Unaudited)

                                      Preferred           Other                                Total
                                       Capital            Capital        Accumulated           Members
                                    Contributions      Contributions        Deficit            Equity
                                    ------------       ------------      ------------       ------------

Balance December 31, 2002           $ 16,724,793       $        400      $(12,152,731)      $  4,572,462

Capital Contributions                  1,314,498               --                --            1,314,498
Other                                    280,797                                                 280,797

Net (Loss)                                  --                 --          (1,522,617)        (1,522,617)
                                    ------------       ------------      ------------       ------------

Balance September 30, 2003          $ 18,320,088                400       (13,675,348)         4,645,140
                                    ============       ============      ============       ============

                 See Accompanying Notes And Accountant's Report

                                      F-20

                            Catskill Development, LLC
                      Consolidated Statement of Cash Flows
                  For the Nine Months Ended September 30, 2003
                                  (Unaudited)

                                                                         September 30, 2003
                                                                         ------------------

Operating Activities:
  Net Loss                                                                   $(1,522,617)
      Adjustments to reconcile net loss to net cash
      Provided(Used) by operating activities:
         Depreciation                                                            526,408
         Accrued Interest Not Paid                                               499,125

      (Increase) Decrease in:
         Restricted Cash                                                         (94,841)
         Accounts Receivable                                                     426,912
         Inventory                                                                   830
         Prepaid Expenses                                                         16,354
         Other Current Assets                                                     16,847

      Increase (Decrease) in:
         Accounts Payable                                                        632,473
         Other Current Liabilities                                               494,740
         Accrued Expenses                                                        (42,713)
                                                                             -----------

                  Net Cash Provided  (Used) by Operating Activities              953,518
                                                                             -----------

Investing Activities:
      Purchase of Property, Plant and Equipment                                 (525,957)
      Real Estate Development                                                 (1,576,744)
                                                                             -----------

                  Net Cash Used in Investing Activities                       (2,102,701)
                                                                             -----------

Financing Activities:
      Member Contributions                                                     1,314,498
                                                                             -----------

                  Net Cash Provided by Financing Activities                    1,314,498
                                                                             -----------

Net Increase (Decrease) in Cash                                                  165,315
Cash at Beginning of Period                                                      643,864
                                                                             -----------

Cash at End of Period                                                        $   809,179
                                                                             ===========

Supplemental Disclosures:
  Interest Paid                                                              $       503
  Non-Cash Settlement of Accounts Payable Liability                          $   280,797

                 See Accompanying Notes And Accountant's Report

                                      F-21

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's financial  statements.  These  accounting  policies have been  consistently applied in the preparation of the financial statements,  and all normal and
     recurring   adjustments  and  accruals  considered  necessary  for  a  fair presentation  have been  included.  Operating  results  for the nine  month period  ended  September  30, 2003 are not  necessarily  indicative  of the results that may be expected for the year ended December 31, 2003

     A.   Organization and Business Activity
          ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello  Raceway (the  "Raceway")  including  pari-mutuel and future  Video  Lottery  Terminal  ("VLT")  operations.  Monticello  Raceway
     Management.  Inc.  (MRMI),  a  New  York  Corporation,  is a  wholly  owned subsidiary  and was  formed  to hold  the  pari-mutuel  license.  .  Mohawk
     Management, LLC (MM), a New Your Limited Liability Company, is 60% owned by the  Company  and was  formed  to  manage  the  St.  Regis  Mohawk  Casino.
     Monticello  Casino  Management,  LLC (MCM),  a New York  Limited  Liability
     Company,  is 60% owned by the  Company  and was  formed to manage any other
     Native American Casino at the Raceway. Both MM and MCM are inactive at this time.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for Standard  bred horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 8).

     B.   Principles of Consolidation
          ---------------------------

     The accompanying  consolidated financial statements include the accounts of the Company's  subsidiaries,  Monticello Raceway  Managements,  Inc, Mohawk
     Management,  LLC and Monticello  Casino  Management,  LLC. All  significant
     inter-company   balances  and   transactions   have  been   eliminated   in
     consolidation.

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported

                                      F-22

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

     amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

     D.   Concentrations of Credit Risk
          -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.   Cash and Cash Equivalents
          -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

     F.   Restricted Cash
          ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.   Property, and Equipment
          -----------------------

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for equipment and 7 years for furniture and fixtures.

     H.   Real Estate Development
          -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal,  architectural,  engineering and environmental study fees as well as other costs directly related to the development of its real estate.
     (See Note 2)

     I.   Impairment of Assets
          --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to

                                      F-23

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

     market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

     J.   Inventory
          ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

     K.   Revenue Recognition
          -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as "Purses, Awards and Other" in the accompanying Income Statements.

     L.   Advertising
          -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

     M.   Income Taxes
          ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary  is passed  to the  Company  because  of a  management  contract
     between  the  companies.   Therefore  no  tax  accrual  is  needed  on  the
     subsidiary's records.

2.   FIXED ASSETS
     ------------
                                           September 30, 2003
                                           ------------------

     Land                                      $   770,000
     Buildings & Improvements                    9,004,824
     Furniture, Fixtures & Equipment             1,292,159
                                               -----------
           Subtotal                             11,066,983
     Less:  Accumulated Depreciation             5,211,186
                                               -----------
           Net Property and Equipment          $ 5,855,797
                                               ===========

     Depreciation expense was $526,408 = for the nine months ended September 30,
     2003. The above land and buildings are security for the mortgage  described in Note 3.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  For the nine months  ended  September  30,  2003,  the
     Company had capitalized $1,576,744 to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the

                                      F-24

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

     Raceway  property.  These  contributions  (and a priority return of 10% per annum) and the mortgage described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for distribution to the Company's other members.  As of September
     30,  2003 the  aggregate  amount  needed to  satisfy  the  payment  of said contributions  (with priority returns) to certain members of the Company is
     $34,717,799.

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at September  30, 2003 was
     $7,320,500  including  accrued  interest  at  10%  per  annum.  The  Senior
     Obligation matures on September 15, 2004. Currently, any cash flow from the operations  of the  Raceway  are being  retained by the Company for working capital  purposes  and to  fund  litigation  and  development  expenses  in conjunction  with other  potential  gaming  operations  at the track.  As a result,  the Company is not expected to make any distributions with respect to  certain  other  members'  interests  until  the  Company  has  achieved additional  net revenues  sufficient to discharge the payment of the Senior
     Obligation,  accrued  interest,  preferred  capital  balance  and  priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello Raceway including  pari-mutuel and future Video Lottery Terminal operations are owned as follows:

                                       Casino       Real Estate        Racing
                                   -------------  --------------     -----------
     Voting Members
     Alpha Monticello, Inc.            48.310          25.000          36.870
     Americas Tower Partners           20.000          25.000          25.000
     Monticello Realty, LLC            20.000          22.500          22.500
     Watertone Holdings, LP             9.190          25.000          13.130

     Non-Voting Members
     Cliff Ehrlich                      1.375           1.375           1.375
     Fox-Hollow Lane, LLC               1.000           1.000           1.000
     Shamrock Strategies, Inc.          0.125           0.125           0.125

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or  directors  of Catskill  Development,  LLC.  From inception  through  September  30,  2003 the  Company  has  capitalized  as development costs $976,858 of such related party transactions.

                                      F-25

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

5.   OPERATING LEASES
     ----------------

     At September 30, 2003 the Company had commitments  under  operating  leases which end in 2006 for various  pieces of equipment  requiring  annual lease payments for the twelve months ending September 30 as follows:

                    2004          $150,121
                    2005            43,247
                    2006            13,209
                                  --------

                         Total    $206,577
                                  ========

     Lease expense was $118,594 for the nine months ended September 30, 2003.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,562,776  to be  credited to the  horsemen's purse account and an additional  $4,000,000 in punitive  damages.  The suit claims that  revenues  received by the Raceway  from  various  simulcasting sources were not properly  credited to their  horsemen's  purse account.  A separate action seeking $50,000  questions the proper  assignment of stalls to the Horseman.  Management  has responded  vigorously to contest the case after  attempts at  out-of-court  settlement  proved  fruitless.  There are disputed issues of fact between the parties, which makes an estimate of the outcome or the amount or range of loss  difficult to gauge.  In  accordance with Statement of Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be ultimately  realized has not been reflected in the accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven
     (7) years from its opening and to receive certain fees for the provision of management and related services.

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated
     April 6, 2000, addressed to Governor George Pataki, Kevin Gover,

                                      F-26

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

     Assistant Secretary of the Department of the Interior, advised and notified the Governor of New York that the Company's  proposed  casino  project with the Mohawk Tribe had been  approved  and  specifically  requested  that the
     Governor concur.  However, on April 22, 2000, the Company became aware of a purported  letter  agreement  between  the  Mohawk  Tribe  and  Park  Place
     Entertainment  Corporation  ("PPE"),  which  agreement (with two irrelevant exceptions) purportedly gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     Since  2000,  the Company has been  engaged in  litigation  with Park Place
     Entertainment  ("PPE")  alleging  tortuous  interference  with contract and business  relationship  in regard to the Company's  agreements with the St.
     Regis Mohawk Tribe. On March 14, 2003, attorneys for the Plaintiffs filed a motion  requesting  the  District  Court to  vacate a  judgment,  which was adverse to the Company, issued on August 26th, 2002, on the ground that new evidence  has been found that has a material  bearing on  important  issues affecting the judgment.  The motion  indicates  that audio tapes of certain conversations  concerning  the  transaction  at issue in the case were made available to the plaintiffs by  Presidents,  R.C., the plaintiff in another case against PPE and that the tapes provide  evidence  which raise material issues  regarding  important  issues in the case and the positions taken by the  defendant.  The motion  requests that the judgment be vacated and that the  Plaintiffs  be  permitted  to  continue  discovery  and  file  amended pleadings  to reflect the  evidence  contained  in the case.  Although  the
     Company has been  advised by the  attorneys  handling the case that the new evidence relates to substantial important issues, it does not relate to all of the issues or charges in the  Plaintiff's  original  complaint or all of the issues covered by the pending appeal in the case by the Plaintiffs.

     Legal fees in connection  with the  aforementioned  litigation  amounted to
     $1,125,448 for the nine months ended September 30, 2003.

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

     On July 3, 2003 the Company entered into a Definitive Agreement with Empire
     Resorts,  Inc (Empire),  its partner in developing gaming activities at the
     Raceway and other related  entities.  The agreement  provides for Empire to acquire a 48 year ground  lease on the Raceway and  contiguous  properties,

                                      F-27

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

     together with all of the Company's  development and management  rights with respect to the site and  related  gaming  activities,  in  exchange  for an
     80.25% position in Empire's common stock.

     The  Definitive  Agreement  provides  for the Company to lease its 230-acre
     Raceway property to Empire for a period of 48 years for an annual base rent of  $1,800,000.  The Lease  terms are to contain  certain  options  for the
     Company to acquire title to portions of the property.  The exercise of such option will  require  obtaining  necessary  federal and state  approvals to create  a Native  American  gaming  facility  on the  property.  If such an approval  is  reached,  the  Company  will  have the  ability  to apply any proceeds that Catskill receives for the Casino project,  in relation to the land placed in trust,  and apply  those  proceeds  against  the  negotiated purchase price.

     7.   VIDEO LOTTERY TERMINALS
          -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

     The Company  received a letter  from the  Lottery,  dated  March 21,  2002, advising the Raceway that the Lottery has completed  its initial  review of the  Raceway's  business  plan for the  operation  of VLT's at the  Raceway
     during  the  initial  three  year  trial  period   approved  by  the  State
     Legislature.  Based  on such  review,  the  Lottery  has  made  an  initial allocation of 1,800 VLT's to the Raceway

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates  considered  preliminary  by the  Company The Lottery has not yet established  a firm start date or adopted  regulations  with  regard to the program.

     On May 15,  2003,  New  York  State  enacted  legislation  to  enhance  the incentives  for racetracks in the State to participate in the State's Video
     Lottery program.  Although  legislation had authorized the program earlier, none of the  racetracks  authorized to participate in the program had found the terms  sufficiently  attractive to justify the  investment  required to participate in the program. Under the newly enacted legislative amendments, the initial term of the program has been extended to 10-years from the date of  inception  and  permits  year round  operations  with  extended  hours.
     Approximately 29% of total VLT revenue received is to be distributed to the tracks and their  horsemen/  breeders  associations.  A  percentage  of VLT revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding fund,  thus improving the quality of racing

                                      F-28

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

     at the track.  During the initial  eighteen  months of the program,  the NY
     State  Lottery  has the ability to approve  the  opening of  temporary  VLT structures -- while more comprehensive  construction takes place.  Pursuant to the original legislation,  the New York State Lottery made an allocation of  1,800  VLT's  to  Monticello  Raceway.  If  market  conditions  permit,
     additional   machines  may  be  added  without  the  need  for   additional
     legislation.

     On July  17,  2003  The New  York  State  Supreme  Court  decided  that the
     Legislature did not violate the state  constitution  when it authorized the governor to sign accords with Indian tribes  allowing them to build six new casinos.  Judge Joseph  Teresi,  an Albany  County  judge,  also ruled that racetracks  could install video lottery  terminals and the state could take part in interstate lotteries.

8.   CASINO DEVELOPMENT
     ------------------

     On April 3, 2003,  the Cayuga  Nation,  a New York  State  based  federally recognized Indian Nation (the "Cayuga Nation"),  the Company and certain of the Company affiliates,  including a subsidiary of the Company entered into a series of agreements  which provide for the  development  of a trust land casino adjacent to the Raceway.  In furtherance of these  transactions,  on
     April 10, 2003, the Cayuga Nation, Empire and the Company, officially filed with the  Eastern  Regional  Office of the  Bureau of  Indian  Affairs,  an
     application  requesting that the Secretary of the Interior acquire in trust on behalf of the Cayuga Nation a 30 acre parcel of land in Monticello,  New
     York to be used for gaming purposes. This transaction,  if completed, gives
     Empire control of the Raceway and all  development  rights for the proposed
     Native  American  casino and any potential  future video  lottery  terminal operations. The Company believes this will strengthen our ability to obtain new  financing on reasonable  terms and our  long-term  viability and hopes that this  transaction  will close  sometime in the fourth quarter of 2003, although  there  are a  number  of  approvals  that  must be  obtained  and conditions that must be met.

9.   SUBSEQUENT EVENTS
     -----------------

     On October 29, 2003, MRMI  consummated a $3,500,000 loan agreement with The
     Berkshire  Bank.  Pursuant  to the  terms of a planned  consolidation  with
     Empire,  MRMI is scheduled to become a wholly owned  subsidiary  of Empire.
     Prior to the  consummation of the loan, the Company and MRMI entered into a
     48 year  lease  with  regard  to the  Monticello  Raceway  property,  which includes  an option to  purchase  the  property.  The loan is  secured by a leasehold mortgage,  a pledge of raceway revenues and security interests in certain equipment.  The leasehold mortgage loan bears interest at 8.75% and matures in two years, with monthly principal and interest payments based on a 48 month  amortization  schedule.  Proceeds  from the loan are to be used primarily  to pay  for  design  and  development  costs  and  site  work in
     connection  with  the  planned   improvements  to  Monticello   Raceway  in
     preparation for video lottery  operations.  Total costs of the improvements are  expected  to exceed  $20,000,000.  Empire  has  entered  into a surety agreement  with The Berkshire  Bank to guarantee the loan. A portion of the proceeds  from  the loan is also  expected  to pay  certain  administrative expenses of Empire.

                                      F-29

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                               September 30, 2003

10.  GOING CONCERN
     -------------

     The  Company  has  sustained  net losses  over the past few years  and,  at
     September 30, 2003, had a net working  capital  deficit of $8,855,870.  The calculation of the deficit includes the liability of the Senior  Obligation that is secured by a mortgage on the Raceway  property,  which at September
     30, 2003 was  $7,320,500.  This obligation is due September 15, 2004 with a maturity  liability of  $8,052,550.  If the proposed  consolidation  occurs described  in Note 6, the  Senior  Obligation  will be  satisfied  thru the consideration included in the transaction and the liability will be removed from the financial  statements.  The removal of the Senior  Obligation from the  current  liabilities  would  reduce  the  working  capital  deficit to
     $1,535,370.  To meet  current and future  obligations  associated  with the operations of the Company,  the Company  through a subsidiary and affiliate has raised additional capital (See Note 9).

     As  described  in  Note 6, on July 3,  2003  the  Company  entered  into an agreement  with Empire.  The  agreement  with Empire has been approved by a special committee of the Company's Board of Directors in September 2003 The
     special  committee  engaged Kane Reece  Associates  to act as its financial advisor in connection with the proposed  consolidation.  In connection with its engagement,  the special committee requested that Kane Reece Associates evaluate  the  fairness  of the  consolidation's  terms to  Empire  and its stockholders  from a financial  point of view.  On September 8, 2003,  Kane
     Reece Associates  delivered a written opinion to Empire's special committee stating  that,  as of that date and  based on and  subject  to the  matters described  in its  opinion,  the  consolidation's  terms were fair,  from a financial  point  of  view,  to  the  holders  of  Empire's  common  stock.
     Additional  requirements  are still  outstanding to include an opinion that the transaction will be tax-free to all parties.  No assurance can be given that such  transaction  will ultimately occur or will occur at the times or on the terms and conditions contained in the agreement.

     The Company's  consolidated financial statements have been presented on the basis that the Company is a going concern.  Accordingly,  the  consolidated financial  statements  do  not  include  any  adjustments  relating  to the recoverability  and classification of recorded asset amounts or the amounts and  classification  of  liabilities  or any other  adjustments  that might result should the Company be unable to continue as a going concern.

                                      F-30

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Catskill Development, LLC

We have  audited  the  accompanying  consolidated  balance  sheets  of  Catskill
Development, LLC as of September 30, 2002 and December 31, 2001, and the related consolidated  statements of income, changes in members equity and cash flows for the nine months ended  September 30, 2002 and the year ended  December 31, 2001.
These financial  statements are the responsibility of the Company's  management.
Our responsibility is to express an opinion on these financial  statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in
all  material  respects,   the  consolidated   financial  position  of  Catskill
Development,  LLC  at  September  30,  2002  and  December  31,  2001,  and  the
consolidated  results of its  operations  and its cash flows for the nine months ended  September  30, 2002 and the year ended  December 31, 2001,  in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

February 5, 2003

Monticello, New York

                                      F-31

                            Catskill Development, LLC
                           Consolidated Balance Sheets
                    September 30, 2002 and December 31, 2001

                                             September 30, 2002   December 31, 2001
                                                 (Unaudited)         (Audited)
                                             ------------------   -----------------
 ASSETS

 Current Assets:
      Cash & Cash Equivalents                    $   955,504          $ 1,358,469
      Restricted Cash                                114,578               78,070
      Accounts Receivable                            566,800              645,931
      Inventory                                        7,533                7,428
      Prepaid Expenses                               272,608              135,774
      Other Current Assets                            15,746               17,173
                                                 -----------          -----------

             Total Current Assets                  1,932,769            2,242,845
                                                 -----------          -----------

Property, Plant and Equipment
      Land                                           770,000              770,000
      Building and Improvements                    8,447,824            8,414,664
      Furniture, Fixtures and Equipment            1,301,489            1,195,613
                                                                      -----------
            Subtotal                              10,519,313           10,380,277
Less: Accumulated Depreciation                     4,495,570            3,936,857
                                                 -----------          -----------
      Net Property, Plant and Equipment            6,023,743            6,443,420
                                                 -----------          -----------

 Real Estate Development                           5,776,206            5,740,599
                                                 -----------          -----------

 Total Assets                                    $13,732,718          $14,426,864
                                                 ===========          ===========

 LIABILITIES AND MEMBERS' EQUITY

 Current Liabilities:
      Accounts Payable                             2,394,691            1,436,971
      Other Current Liabilities                          701              179,743
      Accrued Expenses                                90,736              103,513
                                                 -----------          -----------

             Total Current Liabilities           $ 2,486,128          $ 1,720,227
                                                 -----------          -----------

 Long-Term Debt:
      Notes Payable - Senior Obligation            5,000,000            5,000,000
      Accrued Interest Payable                     1,655,000            1,201,250
                                                                      -----------
             Total Long-Term Debt                  6,655,000            6,201,250
                                                 -----------          -----------

 Members' Equity                                   4,591,590            6,505,387
                                                 -----------          -----------

 Total Liabilities and Members' Equity           $13,732,718          $14,426,864
                                                 ===========          ===========

                 See Notes To Consolidated Financial Statements

                                      F-32

                            Catskill Development, LLC
                         Consolidated Income Statements
 For the Nine Months Ended September 30, 2002 and the Year Ended December 31, 2001

                                                           September 30, 2002    December 31, 2001
                                                           ------------------    -----------------
                                                                (Unaudited)         (Audited)

Race Track Revenues:
      Gross Wagering and Simulcasting                          $ 8,520,953            10,285,654
      Non-Wagering                                                 176,925               216,765
                                                               -----------           -----------
            Total Race Track Revenues                            8,697,878            10,502,419
                                                               -----------           -----------

 Costs and Expenses
      Purses, Awards and Other                                   3,001,331             3,700,717
      Operating Costs                                            1,736,805             2,216,592
      General and Administrative                                 2,339,930             3,038,589
      Depreciation                                                 566,390               743,716
                                                               -----------           -----------

         Total Racetrack Costs and Expenses                      7,644,456             9,699,614
                                                               -----------           -----------

            Net Profit  From Racing Operations                   1,053,422               802,805

Real Estate Development Expenses:
      General and Administrative                                    42,371               113,320
      Legal Expenses                                             2,476,420             2,228,077
      Interest Expenses                                            454,230               564,024
                                                               -----------           -----------
            Total Real Estate Development Expense                2,973,021             2,905,421

Other Income:
      Interest Income                                                5,802                31,384
                                                               -----------           -----------

            Net (Loss)                                         $(1,913,797)           (2,071,232)
                                                               ===========           ===========

                 See Notes To Consolidated Financial Statements

                                      F-33

                            Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
            For the Nine Months Ended September 30, 2002 (Unaudited)
                 and the Year Ended December 31, 2001 (Audited)

                                      Preferred          Other                                 Total
                                       Capital          Capital           Accumulated         Members
                                    Contributions    Contributions        Deficit              Equity
                                    -------------    -------------        -----------      ------------

Balance December 31, 2000           $ 15,703,893       $        400       $ (8,152,474)     $  7,551,819

Capital Contributions                  1,024,800               --                 --           1,024,800

Net (Loss)                                  --                 --           (2,071,232)       (2,071,232)
                                    ------------       ------------       ------------      ------------

Balance December 31, 2001             16,728,693                400        (10,223,706)        6,505,387

Net (Loss)                                  --                 --         $ (1,913,797)     $ (1,913,797)
                                    ------------       ------------       ------------      ------------

Balance September 30, 2002          $ 16,728,693       $        400       $(12,137,503)     $  4,591,590
                                    ============       ============       ============      ============

                 See Notes To Consolidated Financial Statements

                                      F-34

                            Catskill Development, LLC
                      Consolidated Statements of Cash Flows
 For the Nine Months Ended September 30, 2002 and the Year Ended December 31, 2001

                                                         September 30, 2002      December 31, 2001
                                                         ------------------      -----------------
                                                            (Unaudited)               (Audited)
Operating Activities:
   Net Loss                                                  $(1,913,797)          $(2,071,232)
      Adjustments to reconcile net loss to net cash
      Provided(Used) by operating activities:
         Depreciation                                            566,390               743,716
         Accrued Interest Not Paid                               453,750               563,750
         Loss on Asset Disposal                                    2,819                  --

   (Increase) Decrease in:
      Restricted Cash                                            (36,508)              213,052
      Accounts Receivable                                         79,131              (131,449)
      Inventory                                                     (105)                  590
      Prepaid Expenses                                          (136,834)               (5,568)
      Other Current Assets                                         1,427                 9,920

   Increase (Decrease) in:
      Accounts Payable                                           957,720               (78,884)
      Other Current Liabilities                                 (179,042)              219,934
      Accrued Expenses                                           (12,777)                3,075
                                                             -----------           -----------

      Net Cash Used by Operating Activities                     (217,826)             (533,096)
                                                             -----------           -----------

Investing Activities:
   Purchase of Property, Plant and Equipment                    (149,532)             (143,521)
   Real Estate Development                                       (35,607)             (111,465)
                                                             -----------           -----------

      Net Cash Used in Investing Activities                     (185,139)             (254,986)
                                                             -----------           -----------

Financing Activities:
   Member Contributions                                             --               1,024,800
                                                             -----------           -----------

      Net Cash Provided by Financing Activities                     --               1,024,800
                                                             -----------           -----------

Net Increase (Decrease) in Cash                                 (402,965)              236,718
Cash at Beginning of Year                                      1,358,469             1,121,751
                                                             -----------           -----------

Cash at End of Year                                          $   955,504           $ 1,358,469
                                                             ===========           ===========

Supplemental Disclosures:
  Interest Paid                                              $       480           $       274

                 See Notes To Consolidated Financial Statements

                                      F-35

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

1.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's
     financial   statements.    The   financial   statements   and   notes   are
     representations  of the Company's  management who is responsible  for their integrity and objectivity.  These accounting  policies conform to generally accepted  accounting  principles and have been consistently  applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello Raceway (the "Raceway") including pari-mutuel and any potential  future Video Lottery  Terminal  ("VLT")  operations.  Monticello
     Raceway Management.  Inc. (MRMI), a New York Corporation, is a wholly owned subsidiary and was formed to hold the pari-mutuel license.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for  Standardbred  horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 6).

     B.   Principles of Consolidation
          ---------------------------

     The accompanying  consolidated financial statements include the accounts of
     the  Company  and  its  wholly   owned   subsidiary,   Monticello   Raceway
     Managements,  Inc. All significant  intercompany  balances and transactions have been eliminated in consolidation.

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

                                      F-36

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

     D.   Concentrations of Credit Risk
          -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.   Cash and Cash Equivalents
          -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

     F.   Restricted Cash
          ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.   Property, Plant and Equipment
          -----------------------------

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for equipment and 7 years for furniture and fixtures.

     H.   Real Estate Development
          -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal,  architectural,  engineering and environmental study fees as well as other costs directly related to the development of its real estate.
     (See Note 2)

     I.   Impairment of Assets
          --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

     J.   Inventory
          ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

                                      F-37

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

     K.   Revenue Recognition
          -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as  "Purses,  Awards  and  Other" in the  accompanying  Income  Statements.
     Revenues from simulcasts are recognized as of the day of the race.

     L.   Advertising
          -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

     M.   Income Taxes
          ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary is passed to the Company because of an agency agreement  between the  companies.  Therefore  no tax  accrual  is needed on the  subsidiary's records.

2.   FIXED ASSETS
     ------------

     Depreciation  expense was $566,390 for the nine months ended  September 30,
     2002 and $743,716 for the year ended December 31, 2001.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  As of September  30, 2002 and  December 31, 2001,  the
     Company had capitalized $47,515 and $111,645,  respectively to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the
     Raceway  property.  These  contributions  (and a priority return of 10% per anum) and the mortgage  described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for distribution to the Company's other members.  As of September
     30,  2002 the  aggregate  amount  needed to  satisfy  the  payment  of said contributions  (with priority returns) to certain members of the Company is
     $29,304,137.

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at September 30, 2002, and
     December 31, 2001 was  $6,665,000  and  $6,201,250  respectively  including accrued  interest at 10% per annum.  All payments  accrue and the principal and  accrued  interest  totaling  $8,052,550  is due  September  15,  2004.
     Currently,  any cash  flow from the  operations  of the  Raceway  are being retained by the Company for working capital purposes and to fund litigation and  development  expenses  in  conjunction  with  other  potential  gaming operations at the track.  As a result,  the Company is not expected to make any  distributions  with respect to certain other members'  interests until

                                      F-38

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

     the Company has achieved  additional  net revenues  sufficient to discharge the payment of the Senior Obligation,  accrued interest,  preferred capital balance and priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello  Raceway  including  pari-mutuel and any potential  future Video
     Lottery Terminal operations are owned as follows: (after the transaction of
     February  12, 2002 noted  below and the  transaction  of December  12, 2002 described in Note 8 - Subsequent Events)

                                           Casino    Real Estate      Racing
                                           ------   -----------       ------
           Voting Members:
           ---------------
           Alpha Monticello, Inc.          48.310       25.000       36.870
           Americas Tower Partners         20.000       25.000       25.000
           Monticello Realty, LLC          20.000       22.500       22.500
           Watertone Holdings, LP           9.190       25.000       13.130

           Non-Voting Members:
           -------------------
           Cliff Ehrlich                    1.375        1.375        1.375
           Fox-Hollow Lane, LLC             1.000        1.000        1.000
           Shamrock Strategies, Inc.        0.125        0.125        0.125

     On February 12, 2002, Alpha Monticello,  Inc. (a wholly owned subsidiary of
     Alpha Hospitality  Corporation ("Alpha"), a member of the Company,  entered into an agreement with Watertone  Holdings LP ("Watertone"),  also a member of the  Company,  providing  for the  acquisition  of 47.5% of  Watertone's economic interests in the casino and racetrack  business  components of the
     Company. The transaction contemplated by this agreement closed on March 12,
     2002.

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or directors of Catskill  Development.  LLC. For the nine months ended  September 30, 2002 and the year ended  December 31, 2001 the Company expensed in general and  administrative  expenses  $111,000 and
     $113,668  respectively of such costs.  From inception through September 30,
     2002 the Company has  capitalized  as  development  costs  $600,574 of such related party consulting fees.

                                      F-39

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

5.   OPERATING LEASES
     ----------------

     At September 30, 2002 the Company had commitments  under  operating  leases which end in 2006 for various  pieces of equipment  requiring  annual lease payments for the twelve months ending September 30th as follows:

                      2003              $          155,221
                      2004                         150,121
                      2005                          50,951
                      2006                          13,212
                                        --------------------------
                                 Total  $          369,505
                                        ==========================

     Lease expense was $148,539 for the nine months ended September 30, 2002 and
     $153,208 for the year ended December 31, 2001.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,300,0000  to be credited to the  horsemen's purse account.  The suit claims that revenues  received by the Raceway from various simulcasting sources were not properly credited to their horsemen's purse  account.  Management  has  responded  vigorously to contest the case after attempts at out-of-court  settlement  proved  fruitless.  A motion is pending to dismiss the action for lack of subject matter jurisdiction. Such dismissal  would not prevent the Plaintiff from bringing suit in the proper court or to seek alternative dispute resolution.  There are disputed issues of fact between the parties,  which makes an estimate of the outcome or the amount or range of loss difficult to gauge. In accordance with Statement of
     Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be  ultimately  realized  has not been  reflected  in the  accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven
     (7) years from its opening and to receive certain fees for the provision of management and related services.

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated

                                      F-40

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

     April 6, 2000, addressed to Governor George Pataki, Kevin Gover,  Assistant
     Secretary  of the  Department  of the  Interior,  advised and  notified the
     Governor of New York that the Company's  proposed  casino  project with the
     Mohawk Tribe had been approved and specifically requested that the Governor concur. However, on April 22, 2000, the Company became aware of a purported letter  agreement  between  the Mohawk  Tribe and Park Place  Entertainment
     Corporation  ("PPE"),  which  agreement  (with two  irrelevant  exceptions)
     purportedly  gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     On November 13, 2000, the Company (also known as the  "Plaintiffs")  joined in a suit filed in United States District Court,  Southern  District of New
     York  against  PPE,  alleging  entitlement  to  substantial  damages  as  a consequence  of,  among other  things,  PPE's  wrongful  interference  with several  agreements  between  Catskill  and  the  Tribe  pertaining  to the proposed Casino Project. The Plaintiffs alleged tortuous  interference with contract and prospective  business  relationships,  unfair  competition and state anti-trust  violations and sought over $6 billion in damages.  On May
     11, 2001,  the District  Court granted PPE's motion to dismiss three of the four claims made by  Plaintiffs.  However,  on May 30, 2001, the Plaintiffs
     moved for  reconsideration  of that ruling,  and, on  reconsideration,  the
     Court reinstated one of the dismissed  claims,  with Plaintiffs'  claims of tortuous  interference with contract and prospective business  relationship remaining  after such  decision.  On August 22, 2002,  U.S.  District Court
     Judge Colleen McMahon granted PPE's motion for summary judgment.

     The Company has filed a notice of appeal with  respect to the  dismissal of its case against PPE and has retained  the firm of Mayer,  Brown,  Rowe and
     Maw to represent it in the appeal. It is expected that briefs in the appeal will be filed within the next four months and that a decision on the appeal should be rendered within eighteen  months.  Although  management  believes that the Company and its related parties have meritorious  arguments in the appeal,  no assurance  can be given that the appeal will be  successful  or that,  even  if the  appeal  is  successful  as a  whole  or in  part,  the litigation  will  ultimately  be resolved in a manner  advantageous  to the
     Company.

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

7.   VIDEO LOTTERY TERMINALS
     -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

                                      F-41

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

     The Company is currently working with the New York State Lottery to explore the feasibility of installing VLT's at the Raceway.  The Company received a letter from the Lottery,  dated March 21,  2002,  advising the Raceway that the Lottery has completed its initial review of the Raceway's business plan for the  operation  of VLT's at the Raceway  during the initial  three year trial period approved by the State  Legislature.  Based on such review, the
     Lottery  has made an initial  allocation  of 1,800 VLT's to the Raceway and has approved the maximum permitted rate for compensation of 25% of revenues generated  after  payout  of  prizes  for the  Raceway.  The law  currently provides  that the Raceway must apply 35% in the first year,  escalating to
     45% in years two and three,  of its  compensation  to enhance purses at the
     Raceway  and each  year must  dedicate  5% of its  compensation  to a State
     Breeding Development Fund.

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates considered  preliminary by the Company. Using these estimates and assumptions,  the plan does not show levels of operating  income  currently considered  adequate by the  Company to go forward  with the  project.  The
     Company  continues to evaluate the  appropriateness  of making the required expenditures  necessary  for VLT  operations  relative to the length of the
     test  period,  the  ultimate  level  of  return  on  investment,   and  the
     implementation date for the program.  The Lottery has not yet established a firm start date or adopted  regulations with regard to the program.  On May
     16,  2002,  the New  York  State  Legislature  passed a bill  that  further expanded  the  October  2001 VLT  Legislation.  This bill  extends the test period under the current law from three years to a period  ending  December
     31,  2007.  Further,  the bill  authorizes  each  track  to  enter  into an agreement  with the  organization  representing  its horsemen to reduce the percentage of its vendor fees  dedicated to enhancing  purses at such track during the initial three years, to an amount not less than 25 percent. That bill was signed by the Governor on May 29, 2002. In addition, the Company's ability to proceed  with the VLT  program may be impacted by its plans with respect to casino  development at the site.  Currently,  the legislature is considering an additional bill, which if passed, could extend the operating hours  for  VLT's  and  provide  a larger  percentage  of  revenues  to the racetracks.  Accordingly,  no assurance  can be given that the Company will decide to proceed with the operation of VLT's at the Raceway.

8.   SUBSEQUENT EVENTS
     -----------------

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

     On December 10, 2002, Alpha reached an agreement with Bryanston Group, Inc.
     ("Bryanston") (a former member of the Company) and certain other affiliates

                                      F-42

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                    September 30, 2002 and December 31, 2001

     regarding  certain  obligations  due from and claims  against the  Company.
     Included in the agreement with Bryanston is the  acquisition of Bryanston's interest in Catskill Development,  including its voting membership interest and  preferred  capital  account in the  Company.  Bryanston  has agreed to transfer such interests to Alpha.

     On  February 4, 2003  Catskill  Development,  LLC entered  into a Letter of
     Intent  with  Alpha  Hospitality   Corporation   (Alpha),  its  partner  in
     developing gaming activities at the Monticello  Raceway (the "Raceway") and other related  entities.  The agreement  provides for Alpha to acquire a 48 year ground lease on the Raceway and contiguous  properties,  together with all of Catskill's  development  and  management  rights with respect to the site and related gaming  activities,  in exchange for an 80.25% position in
     Alpha's common stock.

     The Letter of Intent  provides for  Catskill to lease its 230-acre  Raceway property  to Alpha  for a period  of 48 years  for an  annual  base rent of
     $1,800,000. Lease terms are to contain certain options for Alpha to acquire title to portions of the property.  Alpha will have the right to purchase a
     29-acre parcel for the purpose of placing it in trust for a Native American
     Tribe or Nation at the  purchase  price of $1. The  exercise of such option will require obtaining necessary federal and state approvals.  In addition, the remaining  property may be purchased within two years of the opening of a  casino  at the  present  value of the  ground  lease at the time of such exercise.

     The  agreement  is  subject  to the  execution  of  definitive  agreements, approvals by Alpha's Board of Directors and an opinion that the transaction will be tax-free to all parties and other technical requirements, including a  fairness  opinion.  No  assurance  can be given  that  the  transactions provided for in the Letter of Intent will ultimately occur or will occur at the  times  and on the  terms and  conditions  contained  in the  Letter of
     Intent.

                                      F-43

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Monticello Raceway Development, LLC

We  have  audited  the  accompanying   balance  sheets  of  Monticello   Raceway
Development  Company,  LLC as of  December  31,  2002 and 2001,  and the related income statements, changes in member's equity and cash flows for the years ended
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects,  the financial position of Monticello Raceway Development
Company,  LLC at December 31, 2002 and 2001,  and the results of its  operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

July 18, 2003

Monticello, New York

                                      F-44

                   Monticello Raceway Development Company, LLC
                                 Balance Sheets
                     December 31, 2002 and December 31, 2001
                                    (Audited)

                                                 December 31, 2002         December 31, 2001
                                                 -----------------         -----------------
ASSETS

Current Assets:
      Due From Members                             $      200               $    200
                                                  --------------            ----------
            Total Assets                           $      200               $    200
                                                  ==============            ==========

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
      Accounts Payable and Accrued Expenses        $        -               $      -
                                                  --------------            ----------
            Total Current Liabilities                       -                      -
                                                  --------------            ----------

Members' Equity                                            200                   200
                                                  --------------            ----------
Total Liabilities and Members' Equity             $        200              $    200
                                                  ==============            ==========

                        See Notes To Financial Statements

                                      F-45

                   Monticello Raceway Development Company, LLC
                                Income Statements
                 For the Years Ended December 31, 2002 and 2001
                                   (Audited)

                             December 31, 2002          December 31, 2001
                          ---------------------       ------------------------

Revenues                  $                   -       $                    -
                          -----------------------     ------------------------

 Costs and Expenses                           -                            -
                          -----------------------     ------------------------

       Net Income         $                   -       $                    -
                          =======================     ========================

                        See Notes To Financial Statements

                                      F-46

                   Monticello Raceway Management Company, LLC
                    Statements of Changes in Member's Equity
                 For the Years Ended December 31, 2002 and 2001
                                   (Audited)

                                                Total
                                               Members
                                                Equity
                                       ------------------------

Balance December 31, 2000              $                   200

Net Income                                                   -
                                       ------------------------

Balance December 31, 2001                                  200

Net Income                                                   -
                                       ------------------------

Balance December 31, 2002              $                   200
                                       ========================

                        See Notes To Financial Statements

                                      F-47

                   Monticello Raceway Development Company, LLC
                            Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001
                                   (Audited)

                                                                     December 31, 2002          December 31, 2001
                                                                  ------------------------   ------------------------

Operating Activities:
      Net Income                                                  $                    -     $                    -

      Net Cash (Provided) Used by Operating Activities                                 -                          -
                                                                  ------------------------   ------------------------

Investing Activities:

      Net Cash (Provided) Used in Investing Activities                                 -                          -
                                                                  ------------------------   ------------------------

Financing Activities:

      Net Cash Provided (Used) by Financing Activities                                 -                          -
                                                                  ------------------------   ------------------------

Net Increase (Decrease) in Cash                                                        -                          -
Cash at Beginning of Year                                                              -                          -
                                                                  ------------------------   ------------------------

Cash at End of Year                                               $                    -                          -
                                                                  ========================   ========================

Supplemental Disclosures:
      Interest Paid                                               $                    -     $                    -

                        See Notes To Financial Statements

                                      F-48

                   MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC
                   -------------------------------------------

                          Notes to Financial Statements
                           December 31, 2002 and 2001

1.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     This  summary of  significant  accounting  policies of  Monticello  Raceway
     Development   Company,   LLC  (the  Company)  is  presented  to  assist  in
     understanding the Company's financial statements.  The financial statements
     and  notes  are   representations  of  the  Company's   management  who  is
     responsible for their integrity and objectivity.  These accounting policies
     conform  to  generally  accepted   accounting   principles  and  have  been
     consistently applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In  October  1995,   Monticello  Raceway  Development   Company,  LLC  (the
     "Company")  a New York  limited  liability  company,  was formed to provide exclusive services under a 25-year agreement with Catskill Development, LLC to  develop,  manage  and lease  all  projects  on the 230  acres  owned by
     Catskill Development, LLC. in Monticello, New York.

     Catskill  Development,  LLC  continues to pursue a Native  American  Casino
     Project  at  Monticello  Raceway.  However,  to  this  point  it  has  been unsuccessful. Therefore the company is inactive.

                                      F-49

                               ACCOUNTANTS' REPORT

To the Members of
Monticello Raceway Development Company, LLC.

We  have  reviewed  the  accompanying   balance  sheets  of  Monticello  Raceway
Development  Company,  LLC as of  September  30, 2003 and 2002,  and the related income statements, changes in members equity, and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review
Services issued by the American Institute of Certified Public  Accountants.  All
information   included  in  these  consolidated   financial  statements  is  the
representation of the management of Monticello Raceway Development Company, LLC.

A review  consists  principally of inquires of Company  personnel and analytical procedures  applied to financial data. It is substantially less in scope that an audit in accordance with generally accepted auditing standard,  the objective of which is the  expression  of an opinion  regarding  the  consolidated  financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews we are not aware of any material  modifications that should be made to the accompanying  consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

October 30, 2003

Monticello, New York

                                      F-50

                   Monticello Raceway Development Company, LLC
                                 Balance Sheets
                           September 30, 2003 and 2002
                                   (Unaudited)

                                                       September 30, 2003        September 30, 2002
                                                      --------------------     -----------------------
ASSETS

Current Assets:
      Due From Members                                $              200       $                   200
                                                      --------------------     -----------------------

            Total Assets                              $              200                           200
                                                      ====================     =======================

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
      Accounts Payable and Accrued Expenses           $                -       $                     -
                                                      --------------------     -----------------------

            Total Current Liabilities                                  -                             -
                                                      --------------------     -----------------------

Members' Equity                                                      200                           200
                                                      --------------------     -----------------------

Total Liabilities and Members' Equity                 $              200       $                   200
                                                      ====================     =======================

                 See Accompanying Notes And Accountant's Report

                                      F-51

                   Monticello Raceway Development Company, LLC
                                Income Statements
              For the Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                September 30, 2003            September 30, 2002
                              -----------------------       -----------------------

Revenues                      $                     -       $                     -
                              -----------------------       -----------------------
Costs and Expenses                                  -                             -
                              -----------------------       -----------------------
            Net Income        $                     -       $                     -
                              =======================       =======================

                 See Accompanying Notes And Accountant's Report

                                      F-52

                   Monticello Raceway Management Company, LLC
                    Statements of Changes in Member's Equity
                For Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                       Total
                                                       Members
                                                       Equity
                                                   ---------------

Balance December 31, 2001                          $           200

Net Income                                                       -
                                                   ---------------

Balance September 30, 2002                         $           200
                                                   ===============

Balance December 31, 2002                          $           200

Net Income                                                       -
                                                   ---------------

Balance September 30, 2003                         $           200
                                                   ===============

                 See Accompanying Notes And Accountant's Report

                                      F-53

                   Monticello Raceway Development Company, LLC
                            Statements of Cash Flows
                For Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                                                  September 30, 2003   September 30, 2002
                                                                                  ------------------   ------------------

Operating Activities:
      Net Income                                                                      $           -       $           -

            Net Cash (Provided) Used by Operating Activities                                      -                   -
                                                                                      --------------      --------------

Investing Activities:

            Net Cash (Provided) Used in Investing Activities                                      -                   -
                                                                                      --------------      --------------

Financing Activities:

            Net Cash Provided (Used) by Financing Activities                                      -                   -
                                                                                      --------------      --------------

Net Increase (Decrease) in Cash                                                                   -                   -
Cash at Beginning of Year                                                                         -                   -
                                                                                      --------------      --------------

Cash at End of Year                                                                   $           -       $           -
                                                                                      ==============      ==============

Supplemental Disclosures:
      Interest Paid                                                                   $           -       $           -

                 See Accompanying Notes And Accountant's Report

                                      F-54

                   Monticello Raceway Development Company, LLC

                          Notes to Financial Statements
                           September 30, 2003 and 2002

1.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     This  summary of  significant  accounting  policies of  Monticello  Raceway
     Development   Company,   LLC  (the  Company)  is  presented  to  assist  in
     understanding the Company's financial statements.  The financial statements
     and  notes  are   representations  of  the  Company's   management  who  is
     responsible for their integrity and objectivity.  These accounting policies
     conform  to  generally  accepted   accounting   principles  and  have  been
     consistently applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In  October  1995,   Monticello  Raceway  Development   Company,  LLC  (the
     "Company")  a New York  limited  liability  company,  was formed to provide exclusive services under a 25-year agreement with Catskill Development, LLC to  develop,  manage  and lease  all  projects  on the 230  acres  owned by
     Catskill Development, LLC. in Monticello, New York.

     Catskill  Development,  LLC  continues to pursue a Native  American  Casino
     Project  at  Monticello  Raceway.  However,  to  this  point  it  has  been unsuccessful. Therefore the company is inactive.

                                      F-55

                                       Empire Resorts, Inc. and Subsidiaries
                                  Condensed Consolidated Pro Forma Balance Sheet
                                             as of September 30, 2003
                                     (in thousands, except for per share data)
                                                       (Unaudited)

                                                                                                       Pro Forma
                                                       Historical Statements                          (Consolidated
                                                    ------------------------                          Empire Resorts
                                                      Empire       Catskill                            and Catskill
                                                      Resorts     Development       Adjustments       Development)
                                                    ---------      ---------      --------------      ---------
Assets

Current Assets
  Cash ..........................................   $     126      $     809      $        --         $     935
  Receivables and other current assets ..........          12          1,045               --             1,057
                                                    ---------      ---------      -------------       ---------
  Total current assets ..........................         138          1,854               --             1,992
  Net property and equipment ....................        --            5,856           (5,856) A           --
  Investments and advances in affiliates ........       7,651           --             (7,651) C           --
  Development costs Cayuga Nation ...............       1,056           --                 --             1,056
  Deferred costs - leased property
    development ...............................          --            7,645               --             7,645
                                                    ---------      ---------      -------------       ---------
      Total assets ............................     $   8,845      $  15,355      $   (13,507)        $  10,693
                                                    =========      =========      =============      =========

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued expenses .........   $   1,048      $   3,389      $        --         $   4,437
  Accrued payroll and related liabilities .......         108           --                 --               108
  Notes payable .................................        --            7,321           (7,321) D           --
                                                    ---------      ---------      -------------      ---------
      Total current liabilities ...............         1,156         10,710            (7,321)          4,545
                                                    ---------      ---------      -------------      ---------
Long-term debt
  Notes payable .................................        --                              5,073 F         5,073

Capital
  Common stock ..................................          59                              166 B           225
  Contributed capital and other .................        --           18,320           (18,320)G           --
  Preferred stock ...............................       6,855           --                 --            6,855
  Paid in capital ...............................     116,774           --              (7,651)C
                                                                                      (115,999)E
                                                                                         7,321 D
                                                                                          (166)B
                                                                                        (5,856)A
                                                                                        18,320 G        12,743
Deficit .......................................      (115,999)       (13,675)          115,999 E       (13,675)
Treasury stock ................................          --             --              (5,073)F        (5,073)
                                                    ---------      ---------      -------------      ---------
      Total capital ...........................         7,689          4,645           (11,259)          1,075
                                                    ---------      ---------      -------------      ---------
      Total liabilities and
      capital .................................     $   8,845      $  15,355      $    (13,507)      $  10,693
                                                    =========      =========      =============      ==========

                                      F-56

                                      Empire Resorts, Inc. and Subsidiaries
                            Condensed Consolidated Pro Forma Statements of Operations
                                       for the year ended December 31, 2002
                                    (in thousands, except for per share data)
                                                    (Unaudited)

                                                                                                           Pro Forma
                                                             Historical Statements                       (Consolidated
                                                             ---------------------                       Empire Resorts
                                                              Empire     Catskill                        and Catskill
                                                             Resorts    Development       Adjustments    Development)
                                                             --------      --------      -------------     --------
Revenues ...............................................     $   --        $ 11,366      $        --       $ 11,366
                                                             --------      --------      -------------     --------
Costs and Expenses
  Pari-mutuel wagering purses ............................       --           3,932               --          3,932
  Rent - Monticello Raceway lease ........................       --            --               1,800 J       1,800
  Selling, general, administrative and
    other ................................................      2,627         7,991               --         10,618
  Interest ...............................................        459           620             (620) I         814
                                                                                                 355  H
  Depreciation ...........................................         77           756             (756) K          77
  Pre-opening and development costs ......................         24          --                 --             24
                                                             --------      --------      -------------     --------
      Total costs and expenses .........................        3,187        13,299              779         17,265
                                                             --------      --------      -------------     --------
Other income (loss)
  Impairment loss - Casino Ventures ......................     (3,000)         --                 --         (3,000)
  Gain on sale of investments and related
    management contract ..................................      3,277          --                 --          3,277
  Impairment loss on investment ..........................     (6,934)         --               6,934 M        --
  Gain on extinguishment of debt .........................        326          --                 --            326
                                                             --------      --------      -------------     --------
      Total other net income ...........................       (6,331)         --               6,934           603
                                                             --------      --------      -------------     --------
Net loss before minority interest ......................       (9,518)       (1,933)            6,155        (5,296)
          Minority interest ............................           18          --                 --             18
                                                             --------      --------      -------------     --------
Net loss ...............................................       (9,500)       (1,933)            6,155        (5,278)
                                                             ========      ========      =============     ========
Cumulative undeclared dividends on .....................         (174)         --                 --           (174)
preferred stock
Loss applicable to common shares .......................       (9,674)       (1,933)            6,155        (5,452)
                                                             ========      ========      =============     ========
Weighted average common shares .........................        4,615        16,643            (2,393)B      18,865
outstanding, basic and diluted
                                                             ========      ========      =============     ========
Loss per common share, basic and diluted ...............     $  (2.10)     $  (0.12)     $        --       $  (0.29)
                                                             ========      ========      =============     ========

                                      F-57

                            Condensed Consolidated Pro Forma Statements of Operations
                                   for the nine months ended September 30, 2003
                                    (in thousands, except for per share data)
                                                       (Unaudited)
                                                                                                                   Pro Forma
                                                                                                                 (Consolidated
                                                                     Historical   Historical                     Empire Resorts
                                                                       Empire      Catskill                       and Catskill
                                                                       Resorts    Development     Adjustments     Development)
                                                                      --------      --------      -------------     --------
Revenues ........................................................     $   --        $  7,475      $        --       $  7,475
                                                                      --------      --------      -------------     --------
Costs and Expenses
  Pari-mutuel wagering purses .....................................       --           2,524               --          2,524
  Rent - Monticello Raceway lease .................................       --            --               1,200 J       1,200
  Selling, general, administrative and
    other .........................................................      5,474         5,448               --         10,922
  Interest ........................................................        556           500             (500) I         822
                                                                                                          266  H
Depreciation ....................................................         --             526             (526) K        --
                                                                      --------      --------      -------------     --------
      Total costs and expenses ..................................        6,030         8,998              440         15,468
                                                                      --------      --------      -------------     --------
Other income (loss)
  Equity in loss of affiliate ...................................         (381)         --                381  L       --
  Gain on sale of investments and related
    management contract .........................................          135          --                 --           135
  Gain on extinguishment of debt ................................          389          --                 --           389
  Recovery of insurance proceeds ................................          500          --                 --           500
                                                                      --------      --------      -------------     --------
      Total other net income ....................................          643          --                381         1,024
                                                                      --------      --------      -------------     --------
Net loss ........................................................       (5,387)       (1,523)             (59)        (6,969)
                                                                      ========      ========      =============     ========
Cumulative undeclared dividends on
preferred stock .................................................       (1,161)         --                 --         (1,161)
Net loss applicable to common shares ............................     $ (6,548)     $ (1,523)     $       (59)      $ (8,130)
                                                                      ========      ========      =============     ========
Weighted average common shares ..................................        5,351        16,643            (2,393)B      19,601
outstanding, basic and diluted
                                                                      ========      ========      =============     ========
Loss per common share, basic and diluted ........................     $  (1.23)     $  (0.09)     $        --       $  (0.41)
                                                                      ========      ========      =============     ========

                                      F-58

                      Empire Resorts, Inc. and Subsidiaries

                          Notes to Pro Forma Condensed
                        Consolidated Financial Statements

The following are brief descriptions of the pro forma adjustments to the balance sheets and statements of operations of Empire  Resorts and Catskill  Development to  reflect  the  consolidation.  Empire  Resorts  is  acquiring  from  Catskill
Development's  members  certain assets and  liabilities  and all of their equity holdings of Monticello  Casino  Management,  Monticello  Raceway  Management and
Mohawk  Management.  After  the  distribution  of Empire  Resorts'  stock to the members of both Catskill Development and Monticello Raceway Development pursuant to the consolidation, the members of Monticello Raceway Development and Catskill
Development will hold 80.25% of the outstanding  common stock of Empire Resorts.
Prior to consummation of the  transaction,  the claims in certain  litigation by
Catskill  Development  are to be assigned to a trust for the  beneficial  owners thereof,  including certain stockholders of Empire Resorts and Empire Resorts is to provide a $2.5 million  line of credit to the trust to cover  expenses of the trust.

Although Empire Resorts is the legal survivor in the  consolidation  and remains the registrant with the Securities and Exchange Commission, under the accounting principals  generally  accepted  in  the  United  States,  the  merger  is to be accounted for as a reverse  acquisition.  Catskill Development is considered the
"Acquirer"  of Empire  Resorts for financial  reporting  purposes as its members will control more than 50% of the post transitory combined company.  Among other things,  this requires Empire Resorts to present all financial  statements after
completion  of  the   consolidation,   prior  historical   financial  and  other
information of Catskill  Development  and requires a retroactive  restatement of
Catskill Development's  historical members' investment for the equivalent number of shares of common stock received in the consolidation.

The pro forma  financial  statements that represent the  consolidated  financial position of Catskill  Development and Empire Resorts includes  estimates.  These estimates  could and most likely  will vary,  possibly  substantially,  from the actual results that will be reported in future reporting  periods after the date of the  closing.  Prior  to the  formal  closing,  new  approvals,  regulations, ratification  of contracts and certified  appraisals  may be disclosed in future public filings, possibly changing a reader's evaluation of the consolidation. In addition,  subsequent public filings may contain information  different from the information in these pro forma financial statements.

The condensed  consolidated pro-forma balance sheet is based upon the historical balance sheets of Empire Resorts,  Monticello  Raceway  Development and Catskill
Development as of September 30, 2003 and assumes the consolidation took place on that date.  The condensed  statements of operations  for the year ended December
31, 2002 and the for the nine months ended September 30, 2003 are based upon the historical  statements of Empire  Resorts,  Monticello  Raceway  Development and
Catskill  Development for those periods.  The pro-forma statements of operations have been adjusted to reflect the assumption that the  consolidation  took place on January 1, 2002.

The unaudited pro forma  financial  statements  should be read together with the financial  statements and notes of Empire  Resorts,  which are  incorporated  by reference from Empire  Resorts'  Annual Report on Form 10-KSB for the year ended
December 31, 2002 and  Quarterly  Reports on Form 10-QSB for the quarters  ended
March  31,  June 30 and  September  30,  2003,  and the  consolidated  financial

                                      F-59

statements of Catskill  Development for the year ended December 31, 2002 and the nine months ended September 30, 2003.

PRO  FORMA  ADJUSTMENTS  TO THE  CONDENSED  CONSOLIDATED  BALANCE  SHEET  ARE AS
FOLLOWS:

(A)  Net  property  and  equipment  of  Catskill  Development  to the members of
     Catskill  Development  following  the  consolidation  (which will no longer include Empire Resorts).

(B)  Issuance of approximately 16,643,000 shares of Empire Resorts' common stock in  connection  with the  consolidation.  The table  below  summarizes  the changes  to  Empire  Resorts'  capitalization  that  will  result  from the
     consolidation.   The  outstanding  balance  of  common  stock  and  options outstanding  as of July  2003 was used for the  presentation  of these  pro
     forma   financial   statements.   At  the  date  of  the   closing  of  the
     consolidation,  the shares of common  stock  issued will reflect the actual amount of shares outstanding as of that date.

Number of shares of common stock outstanding prior
to the consolidation (approximated) ..................................       5,711,000
Number of shares of common stock to be redeemed (see note F) .........      (2,393,000)
Outstanding options (approximated) ...................................         778,000
Shares issued in consolidation to members of both Catskill Development and Monticello Raceway
Development (approximated) ...........................................      16,643,000
Total percentage of shares to be issued pursuant to the consolidation
(actual) .............................................................       80.25%

Reconciliation of Actual Shares Outstanding as of December 31, 2002 and September 30, 2003 to present

                                                                         December 31, 2002        September 30, 2003
                                                                           (in thousands)           (in thousands)

   Original outstanding shares as reported                                      4,615                      5,351
   Elimination of shares redeemed (See F)                                      (2,393)                    (2,393)
   Shares issued to Catskill members in connection with the
   consolidation                                                               16,643                     16,643
                                                                               ------                     ------
   Pro forma outstanding shares                                                18,865                     19,601
                                                                               ======                     ======

(C)  To eliminate Empire Resorts' investment in Catskill Development recorded on
     Empire  Resorts'  balance  sheet at  September  30,  2003 in the  amount of
     $7,651,000.

(D)  Contribution  of long term debt and related  interest by certain members of
     Catskill Development to the new consolidated entity in consideration of the consolidation.

                                      F-60

(E)  Elimination  of  Empire  Resorts'  recorded  deficit,   as  the  accounting
     acquiree.

(F)  Redemption  of Empire  Resorts'  common  stock of certain  stockholders  in
     exchange   for   approximately    $5,073,000   of   individual    long-term
     non-convertible   7%  notes   payable,   which  was  a  condition   of  the
     consolidation.

PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED BALANCE SHEET:

(G)  Elimination  of  contributed   capital  of  Catskill   Development  as  the
     accounting acquirer.

PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ARE
AS FOLLOWS:

(H)  Records the interest  expense for the year ended  December 31, 2002 and the nine months ended September 30, 2003 as a result of Item F above.

(I)  Elimination  of  interest  on long term debt (see (D))  related  to certain members of Catskill Development.

(J)  Reflects recognition of rent expense to be paid to Catskill Development for the year ended  December 31, 2002 and for the nine months  ended  September
     30, 2003.

(K)  Elimination of  depreciation  of net property and equipment  distributed by
     Catskill Development to its members not including Empire Resorts.

(L)  Elimination of Empire Resorts' recorded loss in equity of affiliate for the nine months ended September 30. 2003 included in the operations of Catskill
     Development.

(M)  Elimination  of  loss  based  upon  impairment  recognized  in  2002 on the investment in Catskill Development.

                                      F-61

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
-------     -------------------------------------------

         The following table sets forth the various  expenses which will be paid by us in connection with the securities being registered.  With the exception of the Securities and Exchange  Commission  registration fee, all amounts shown are estimates.

SEC registration fee............................................         $551.63
Legal fees and expenses (including Blue Sky fees)...............       $2,500.00
Accounting Fees and Expenses....................................       $2,500.00
Miscellaneous   ................................................       $4,448.37
                                                                   =============

            Total   ............................................      $10,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------     -----------------------------------------

         As permitted by the Delaware General  Corporation Law ("DGCL"),  Empire
Resorts,  Inc.'s Certificate of Incorporation,  as amended,  limits the personal liability of a director or officer to Empire Resorts,  Inc. for monetary damages for breach of fiduciary duty of care as a director.  Liability is not eliminated for (i) any breach of the director's duty of loyalty to Empire Resorts,  Inc. or its  stockholders,  (ii) acts or  omissions  not in good faith or which  involve intentional  misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any  transaction  from which the director  derived an improper  personal benefit.

         Empire Resorts,  Inc.'s by-laws provide that Empire Resorts, Inc. shall indemnify  any person who was or is a party or is  threatened to be made a party to any threatened,  pending or completed action, suit or proceeding by reason of the fact that he is or was a director,  officer,  employee or an agent of Empire
Resorts,  Inc. or is or was serving at the request of Empire Resorts,  Inc. as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other enterprise,  against all expenses (including attorneys'
fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in  connection  with the defense or  settlement  of such action, suit or  proceeding,  to the  fullest  extent and in the manner set forth in and permitted by the DGCL, as from time to time in effect,  and any other applicable law,  as from time to time in effect.  Such right of  indemnification  is not be deemed exclusive of any other rights to which such director,  officer,  employee
or  agent  and  shall  inure  to  the  benefit  of  the  heirs,   executors  and
administrators of each such person.

         Empire  Resorts,  Inc.  has also  obtained a directors'  and  officers'
insurance  and company  reimbursement  policy in the amount of  $5,000,000.  The policy insures  directors and officers against  unindemnified  loss arising from certain  wrongful acts in their  capacities and would reimburse  Empire Resorts,
Inc.  for  any  losses   incurred   due  to  Empire   Resorts,   Inc.'s   lawful
indemnification of its directors and officers.

                                      II-1

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933,  as amended,  may be permitted to directors,  officers,  or persons controlling us pursuant to the foregoing  provisions,  Empire Resorts,  Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification  is against  public policy as expressed in the Securities Act of
1933, as amended, and is therefore unenforceable.

ITEM 16.      EXHIBITS.
-------       --------

Exhibit No.

       4.1   Specimen    Certificate   of   the   Registrant's   Common   Stock
             (incorporated  by  reference  to  the  Registrant's   registration
             statement on Form SB-2 dated November 5, 1993)

       5.1** Legality Opinion

      15.1*  Letter of Bachrach,  Waschitz & Waschitz, LLP

      23.1*  Consent  of  Friedman  Alpren  &  Green  LLP,  independent   public
             accountants

      23.2*  Consent of Bachrach,  Waschitz &  Waschitz, LLP, independent public accountants

      23.3** Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1

      24.1** Power of Attorney

-------
*Filed herewith
** Previously filed

ITEM 17.    UNDERTAKINGS.
-------     ------------

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)   To include  any  prospectus  required  by Section  10(a)(3)
of the Securities Act of 1933;

               (ii) To  reflect  in the  prospectus  any facts or events  which, individually or together,  represent a fundamental  change in the information in the  registration  statement.  Notwithstanding  the foregoing,,  any increase or decrease  in  volume  of  securities  offered  (if the  total  dollar  value  of securities offered would not exceed that which was registered) and any deviation from  the  low or  high  end of the  estimated  maximum  offering  range  may be reflected in the form of prospectus  filed with the Commission  pursuant to Rule
424(b) if, in the aggregate,  the changes in volume and price  represent no more than a 20%  change  in the  maximum  aggregate  offering  price set forth in the

                                      II-2

"Calculation of Registration Fee" table in the effective registration statement;
and

               (iii) To include any  material  information  with  respect to the plan of distribution not previously  disclosed in the registration  statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities
Act, treat each post-effective  amendment as a new registration statement of the securities  offered,  and the offering of the  securities at that time to be the initial bona fide offering.

         (3) File a post-effective  amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing  provisions,  or otherwise,  the small business  issuer has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                      II-3

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-3 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the  City of  Monticello,  State  of New  York on the 3rd day of
December, 2003.

                                  Empire Resorts, Inc.
                                  (Registrant)

                                  By: /s/ Robert A. Berman
                                     -------------------------------------------
                                          Robert A. Berman
                                          Chief Executive Officer

     Pursuant to the  requirements of the Securities  Exchange Act of 1934, this report has been signed below by the  following  persons on behalf of the Company and in the capacities and on the date indicated.

Signature                             Title                            Date
---------                             -----                            ----

/S/     *                             Chairman of the Board of         December 3, 2003
                                      Directors

-------------------------------
David Matheson

                                      Chief Executive Officer and
                                   Director (Principal Executive
                                      Officer)
/s/ Robert A. Berman                                                   December 3, 2003
-------------------------------
Robert A. Berman

                                      II-4

Signature                             Title                            Date
---------                             -----                            ----

                                      Chief Financial Officer
                                   (Principal Accounting and
/S/          *                        Financial Officer)               December 3, 2003
-------------------------------
Scott A. Kaniewski

/S/          *                         President and Director          December 3, 2003
-------------------------------
Morad Tahbaz

/S/          *                          Director                       December 3, 2003
-------------------------------
Paul deBary

/S/          *                          Director                       December 3, 2003
-------------------------------
John Sharpe

/S/          *                          Director                       December 3, 2003
-------------------------------
David P. Hanlon

/S/          *                          Director                       December 3, 2003
-------------------------------
Arthur I. Sonnenblick

/S/          *                          Director                       December 3, 2003
-------------------------------
Joseph E. Bernstein

/S/          *                          Director                       December 3, 2003
-------------------------------
Ralph J. Bernstein

*  BY:  /s/ Robert A. Berman
        -----------------------
            Robert A. Berman
            Attorney-in-fact

                                      II-5